Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

March 1, 2015

by and among

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION,

CAYMUS ACQUISITION CORPORATION,

SCITOR HOLDINGS, INC.

and

LEONARD GREEN & PARTNERS, L.P.

(solely in its capacity as Holder Representative)

i

Exhibits

Exhibit A – Form of Certificate of Merger

Exhibit B – Form of Amended and Restated Certificate of Incorporation

Exhibit C – Form of Amended and Restated Bylaws

Exhibit D – Form of Transmittal Letter

Exhibit E – Form of Escrow Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 1, 2015, is entered into by and among Science Applications International Corporation, a Delaware corporation (“Parent”), Caymus Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Scitor Holdings, Inc., a Delaware corporation (the “Company”), and Leonard Green & Partners, L.P., a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder.  Parent, Merger Sub, the Company and, solely in its capacity as such and to the extent applicable, the Holder Representative, are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company, with the Company as the Surviving Corporation (as defined below) and a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, such Party and its stockholders and have recommended, to the extent required, that such Party’s stockholders consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent wishes to retain the transition-related services of each of James Hoskins and Robert Kosinski (together, the “Transitioning Executives”), and at the request of Parent, concurrently with the execution and delivery of this Agreement, the Company and each Transitioning Executive have entered into an agreement (each a “Transitioning Executive Agreement”) providing for such transition-related services, to be effective upon consummation of the Merger; and;

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as the representative of the Company Equityholders as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I.
CERTAIN DEFINITIONS

1.1Definitions

.  As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets, (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of the Company (other than in connection with the exercise of any Company Option), (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company (other than the grant of Company Options to employees of the Company in the ordinary course of business consistent with past practices or as otherwise contemplated by this Agreement), or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company (other than the grant of Company Options to employees of the Company in the ordinary course of business consistent with past practices or as otherwise contemplated by this Agreement) or (iii) any merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company.

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case that is by or before any Governmental Authority or arbitrator.

“Adjustment Amount” means the sum (which may be positive or negative) of (i) the difference of Closing Date Net Working Capital (as finally determined in accordance with Section 3.5(b)) minus Estimated Closing Date Net Working Capital, plus (ii) the difference of Estimated Closing Date Indebtedness minus Closing Date Indebtedness (as finally determined in accordance with Section 3.5(b)), plus (iii) the difference of Closing Date Cash (as finally determined in accordance with Section 3.5(b)) minus Estimated Closing Date Cash.

“Adjustment Escrow Account” has the meaning specified in Section 3.6(b).

“Adjustment Escrow Amount” has the meaning specified in Section 3.6(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Common Pro Rata Percentage” means the aggregate Common Pro Rata Percentages of all Company Stockholders.

“Aggregate Consideration” means the sum of (i) the Common Merger Consideration and (ii) and the aggregate Option Consideration, which sum shall be adjusted in the amount of the Adjustment Amount pursuant to Section 3.5(c).

“Aggregate Exercise Price” means the aggregate exercise price of all Company Options (whether or not then vested and exercisable) outstanding immediately prior to the Effective Time.

“Aggregate Option Pro Rata Percentage” means the aggregate Option Pro Rata Percentages of all Company Optionholders.  For the avoidance of doubt, the sum of the

Aggregate Option Pro Rata Percentage and the Aggregate Common Pro Rata Percentage shall equal 100%.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Financing” has the meaning specified in Section 7.4.

“Auditor” has the meaning specified in Section 3.5(b).

“Benefit Plans” has the meaning specified in Section 4.16(a).

“Board” has the meaning specified in Section 3.1(c).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or McLean, Virginia are authorized or required by Law to close.

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents and marketable securities held by such Person, plus uncleared checks and deposits in transit made out to such Person and all uncleared wires and drafts sent or deposited for the account of such Person and minus outstanding and uncleared checks written by such Person; provided, however, that any funds in the Rabbi Trusts shall not be considered cash or cash equivalents.

“Certificate” has the meaning specified in Section 3.2(b).

“Certificate of Merger” has the meaning specified in Section 2.1.

“Change in Control Payments” means (a) any severance, change in control, termination or similar amounts payable (whether now or in the future)  to any members of management or employees of the Company or any of its Subsidiaries as a result of the Merger (and not as a result of a “double trigger” provision unless the Merger is the second trigger or the second trigger otherwise occurs prior to the Closing), including the aggregate payments to be made to the Transitioning Executives under the terms of the Transitioning Executive Agreements (the “Transitioning Executive Agreement Payments”) to the extent not previously funded through the Rabbi Trusts in accordance with Section 9.2(i), and (b) the employer portion of employment taxes payable in respect of all such payments described in the preceding clause (a), including the Transitioning Executive Agreement Payments (whether or not funded through the Rabbi Trusts).

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 3.5(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.5(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.5(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.5(a).

“Closing Date Payments” means the payment in full, in cash, of the Estimated Aggregate Consideration and all other amounts to be paid by Parent, Merger Sub or their Affiliates, or the Company, the Surviving Corporation or their Subsidiaries, including the repayment of Funded Debt pursuant to Section 3.9, the payment of Outstanding Company Expenses (to the extent provided in Section 3.8) and the deposit of each of the Indemnification Escrow Amount and the Adjustment Escrow Amount.

“Closing Payment Certificate” has the meaning specified in Section 3.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” means the product of (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock that would be outstanding as a result of the exercise of all outstanding Company Options at such time), multiplied by (ii) the Common Per Share Amount.

“Common Per Share Amount” means an amount equal to (a) the sum of (i) the Estimated Aggregate Consideration, plus (ii) the Aggregate Exercise Price, divided by (b) the Fully Diluted Share Number.

“Common Pro Rata Percentage” means, with respect to each Company Stockholder, a percentage equal to the quotient of (i) the aggregate number of shares of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time (excluding any shares of Company Common Stock that would be held by such Company Stockholder as a result of the exercise of all outstanding Company Options held by such Company Stockholder at such time), divided by (ii)  the Fully Diluted Share Number.

“Company” has the meaning specified in the preamble hereto.

“Company Common Stock” has the meaning specified in Section 4.4(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Disclosure Schedules” has the meaning specified in Article IV.

“Company Equity Plan” means the 2013 Stock Option Plan of the Company, as amended.

“Company Equityholders” has the meaning specified in Section 3.1(c).

“Company Fundamental Representations” has the meaning specified in Section 9.2(a).

“Company IP” means all Intellectual Property owned by the Company and the Company’s Subsidiaries.

“Company IT Systems” means the software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation used or held for use by the Company and its Subsidiaries in the operation of the business of the Company and its Subsidiaries.

“Company Optionholders” has the meaning specified in Section 3.1(c).

“Company Options” means the outstanding options to purchase Company Common Stock granted under the Company Equity Plan.

“Company Related Party” has the meaning specified in Section 13.15.

“Company Stockholders” has the meaning specified in Section 3.1(a).

“Confidentiality Agreement” has the meaning specified in Section 13.9.

“Constituent Companies” has the meaning specified in Section 2.1.

“Continuing Employees” has the meaning specified in Section 7.3(b).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, including any and all amendments and modifications thereto.

“Controlled Group Member” means any entity or trade or business, whether or not incorporated, that together with the Company or any Subsidiary would be deemed a “single employer” under Section 414 of the Code or Section 4001 of ERISA.

“Credit Agreement” means that certain Credit Agreement, dated as of February 15, 2011, as amended, restated, refinanced, supplemented or otherwise modified from time to time, by and among Scitor Corporation, the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Bank, and the lenders and other entities from time to time party thereto.

“Credit Documents” means the Credit Agreement together with all Loan Documents (as defined in the Credit Agreement).

“Credit Holder” has the meaning specified in Section 3.7.

“Debt Commitment Letter” has the meaning specified in Section 5.6.

“Debt Documents” has the meaning specified in Section 7.4(b).

“Deductible” has the meaning specified in Section 12.5(b)(ii).

“Determination Date” has the meaning specified in Section 3.5(b).

“DGCL” has the meaning specified in the recitals hereto.

“Disqualified Individual” has the meaning specified in Section 7.3(g).

“Dissenter Demands” has the meaning specified in Section 3.3(c).

“Dissenter’s Rights Statute” has the meaning specified in Section 3.3(a).

“Dissenting Shares” has the meaning specified in Section 3.3(a).

“Dissenting Stockholder” has the meaning specified in Section 3.3(a).

“Effective Time” has the meaning specified in Section 2.3.

“End Date” has the meaning specified in Section 10.1(b).

“Environmental Condition” means any material contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal or dumping of Hazardous Materials by the Company or any of its Subsidiaries.

“Environmental Laws” means any and all federal, state, and local Laws relating to pollution or the protection of human health (as it relates to exposure to Hazardous Materials) and the environment, including the presence, use, production, generation, handling, storage, treatment, emission, disposal, distribution, labeling, testing, processing, threatened release or release, cleanup of, or exposure to of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Environmental Noncompliance” means any material violation of any Environmental Law.

“EPCRS” has the meaning specified in Section 4.16(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Accounts” means each of the Adjustment Escrow Account and the Indemnification Escrow Account.

“Escrow Agent” has the meaning specified in Section 3.6(a).

“Escrow Agreement” has the meaning specified in Section 3.6(a).

“Estimated Aggregate Consideration” has the meaning specified in Section 3.4(a).

“Estimated Closing Date Cash” has the meaning specified in Section 3.4(b).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 3.4(b).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.4(b).

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $29,000,000.

“Excess Dissenting Share Payments” has the meaning specified in Section 3.3(c).

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Export Control Laws” has the meaning specified in Section 4.25(u)(i).

“FAR” has the meaning specified in Section 4.25(c).

“Financial Statements” has the meaning specified in Section 4.13.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Financing Conditions” has the meaning specified in Section 5.6.

“Financing Sources” means the entities that have committed or commit to provide or arrange or otherwise have entered into or enter into agreements or arrangements in connection with all or any part of the Financing in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, general or limited partner, direct or indirect stockholder, manager, member, controlling person, advisor, attorney, agent and representative of each such entity or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Foreign Interest” has the meaning specified in Section 5.11.

“Fully Diluted Share Number” means, without duplication, (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock held in treasury of the Company), plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options and any other rights (whether or not vested or exercisable) that are outstanding immediately prior to the Effective Time.

“Fundamental Representations” has the meaning specified in Section 9.3(a).

“Funded Debt” means all Indebtedness of the Company and its Subsidiaries for borrowed money pursuant to the Credit Agreement outstanding as of the Closing, together with all accrued but unpaid interest thereon as of the Closing, and all prepayment penalties, breakage fees and other exit fees paid or payable in the event that such Indebtedness is to be repaid as of the Closing.

“Funding Amount” has the meaning specified in Section 3.2(a).

“GAAP” has the meaning specified in Section 3.5(a).

“Governing Documents” means (a) the articles or certificate of formation or incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Government Bid” means any quotation, bid, proposal or offer (as defined in 48 C.F.R. § 2.101) made by the Company or a Subsidiary of the Company, to sell products or services to any Governmental Authority (directly to a Governmental Authority or through any prime contractor) which, if accepted or awarded, would result in a Government Contract.

“Government Contracts” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, purchase order, task order, delivery order or change order, between the Company or a Subsidiary of the Company and (i) a Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii) above.  A task, purchase, delivery or change order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Authority” means any governmental, regulatory or administrative agency, authority commission, department, board, bureau, tribunal, court, arbitration panel, commission or other instrumentality or public authority, whether federal, state or local, domestic or foreign.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance, chemical, chemical formulation, product, pollutant or waste, whether solid, liquid or gaseous, that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including without limitation petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, radioactive or explosive substances or pesticides.

“Holder Allocable Expense Amount” has the meaning specified in Section 3.8.

“Holder Representative” has the meaning specified in Section 11.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication (but in each case excluding obligations of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries), the sum of (in each case, including any accrued interest, prepayment penalties, make whole payments and premiums, fees and other amounts due on payment) (a) all obligations of the Company and its Subsidiaries for borrowed money, (b) other indebtedness of the Company and its Subsidiaries evidenced by notes, bonds, debentures or other debt securities, (c) any obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of property, goods or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and other similar arrangements designed to provide protection against fluctuations in interest or currency rates, (e) all obligations of the Company or any of its Subsidiaries as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP, (f) reimbursement obligations with respect to outstanding draws upon letters of credit, and (g) indebtedness of the types described in clauses (a), (b), (c), (d), (e) and (f) guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries.

“Indemnification Claim” means any claim by an Indemnified Party made pursuant to Article XII.

“Indemnification Escrow Account” has the meaning specified in Section 3.6(a).

“Indemnification Escrow Amount” has the meaning specified in Section 3.6(a).

“Indemnified Party” has the meaning specified in Section 12.3(a).

“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Cap” has the meaning specified in Section 7.2(b).

“Intellectual Property” means all intellectual property rights, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, and all applications and registrations in connection therewith, (iii) copyrights and all applications and registrations in connection therewith, (iv) internet domain names, (v) trade secrets and (vi) intellectual property rights in software.

“IP Licenses” has the meaning specified in Section 4.10(a).

“L&W” has the meaning specified in Section 13.16.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Premises” has the meaning specified in Section 4.19(a).

“Leases” has the meaning specified in Section 4.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means all losses, damages, liabilities, claims, deficiencies, fines, judgments, settlements, payments, Taxes, Liens and other costs and expenses (including the reasonable costs and expenses of any and all Actions or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and costs and expenses, including reasonable outside attorneys’, outside accountants’ and other outside experts’ fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder); provided, however, Losses shall not include any speculative, remote or otherwise not reasonably foreseeable damages, or any special, punitive or exemplary damages; provided further, that notwithstanding the foregoing, Losses shall include all components of awards granted pursuant to Actions involving Third Party Claims for which recovery is provided under Article XII.

“Majority Equityholders” has the meaning specified in Section 11.1.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any undocumented manner the proper operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) damaging or destroying any data or improperly transferring data to a third party, in each case, without the user’s consent, authorization or instruction.

“Management Agreements” means each of (i) that certain Management Services Agreement, dated as of September 26, 2007, by and among the Company, Scitor Corporation, Scitor Acquisition Corp., and Leonard Green & Partners, L.P., and (ii) that certain Professional Services Agreement, dated as of October 1, 2007, by and among Scitor Corporation and Leonard Green & Partners, L.P., as each may have been amended or revised by the parties thereto from time to time.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement throughout which the Financing Sources that are a party to the Debt Commitment Letter on the date hereof shall have received the Required Information; provided that the Marketing Period shall end, and the final day of the Marketing Period will occur, on any earlier date on which the Financing Conditions are capable of being satisfied (or have been waived) and the Financing is available.

“Material Adverse Effect” means any change, effect, event, circumstance, matter, occurrence or development that individually or in the aggregate with other changes, effects, events, circumstances, matters, occurrences or developments has had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining, whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (d) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates, (e) the compliance by the Company with the terms of this Agreement or the taking of any action required by this Agreement, (f) any natural disaster or weather conditions, (g) any acts of terrorism or war or the outbreak or escalation of hostilities, and (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections or forecasts; provided, that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clauses (a), (b), (d), (f) and (g) above, to the extent that any such change, event or effect has a disproportionate and adverse impact on the Company or any of its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Merger” has the meaning specified in the recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Net Working Capital” means the sum of (a) a positive amount equal to the consolidated current assets of the Company and its Subsidiaries and (b) a negative amount equal to the consolidated current liabilities of the Company and its Subsidiaries, each component as calculated on a consolidated basis and determined in accordance with GAAP, applied in a manner consistent with the accounting principles and methodologies and sample calculation of Net Working Capital set forth on Schedule 1.1(a), as calculated as of the close of business on the day immediately prior to the Closing Date, and for the avoidance of doubt, not taking into account any of the transactions contemplated hereby; provided, however, that if there is any inconsistency between GAAP and the principles and methodologies and sample calculation of

Net Working Capital set forth on Schedule 1.1(a), the principles and methodologies and sample calculation of Net Working Capital set forth on Schedule 1.1(a) shall apply.  Notwithstanding the foregoing, for purposes of calculating Net Working Capital, (i) current liabilities shall include (A) with respect to profit sharing contributions under the Scitor Corporation Salary Savings and Profit Sharing Plan (the “Savings Plan”) and the Scitor Corporation Equity Participation Plan (the “EPP”) a liability not less than the excess of (I) ten percent (10%) of the eligible compensation of all active participants under the Savings Plan and the EPP  for the period from October 1, 2014 to the Closing Date over (II) the total profit sharing contributions made to the Savings Plan and the EPP during such period in respect of eligible compensation earned by participants in the Savings Plan and EPP during such period (such excess, the “Accrued Employer Contribution”) and (B) with respect to the rabbi trusts established pursuant to the Transitioning Executive Agreements (the “Rabbi Trusts”), the aggregate total trustee fees and any other fees and expenses payable after the Closing with respect to maintaining the Rabbi Trusts until all obligations under the Rabbi Trusts are satisfied in full and the Rabbi Trusts are fully terminated, to the extent not previously funded through the Rabbi Trusts in accordance with Section 9.2(i), and (ii) current assets and current liabilities shall exclude (A) Cash and Cash Equivalents, (B) any Indebtedness, (C) any Outstanding Company Expenses, (D) deferred tax assets and liabilities, (E) current income tax assets and liabilities, (F) any assets in or liabilities related to the Rabbi Trusts, and (G) accrued bonuses, including, but not limited to, any amounts included in the following general ledger account balances:  Scitor 2-1-2100-41 (Accrued Bonus); Scitor 2-1-2100-45 (Billable Bonus); S-TEK 2-1-2100-41 (Accrued Bonus); and KTSI 2-1-2100-41 (Accrued Bonus).

“OFAC” has the meaning specified in Section 4.25(u)(i).

“Option Consideration” means with respect to each Company Option the product of (A) the Common Per Share Amount less the per share exercise price of such Company Option and (B) the number of shares of Company Common Stock underlying such Company Option (excluding any shares for which any such Company Option was exercised, forfeited or otherwise terminated prior to the Effective Time), without interest and rounded to the nearest cent ($0.01).

“Option Pro Rata Percentage” means, with respect to each Company Optionholder, a percentage equal to the quotient of (i) the aggregate number of shares of Company Common Stock immediately prior to the Effective Time solely in respect of the exercise of all Company Options held by such Company Optionholder at such time (assuming the exercise of all such Company Options), divided by (ii) the Fully Diluted Share Number.

“Outstanding Company Expenses” has the meaning specified in Section 3.8.

“Parent” has the meaning specified in the preamble hereto.

“Parent Cure Period” has the meaning specified in Section 10.1(c).

“Parent Disclosure Schedules” has the meaning specified in Article V.

“Parent Fundamental Representations” has the meaning specified in Section 9.3(a).

“Parent Group Plans” has the meaning specified in Section 7.3(b).

“Parent Indemnified Parties” has the meaning specified in Section 12.2.

“Party” has the meaning specified in the preamble hereto.

“Per-Claim Basket” has the meaning specified in Section 12.5(b)(i).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (vi) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (vii) Liens that do not materially impair, individually or in the aggregate, the use or value of the underlying secured property(ies) or asset(s), excluding any Liens on real property, (viii) Liens arising under the Credit Documents, and (ix) Liens described on Schedule 1.1(b); provided, that in the case of the Liens described in preceding clause (viii), solely to the extent such Liens are released on or prior to the Closing Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” has the meaning specified in Section 4.4(a).

“Pro Rata Percentage” means, with respect to each Company Equityholder, a percentage equal to the quotient of (i) the aggregate number of shares of Company Common Stock held by such Company Equityholder on a fully diluted basis (assuming the exercise of all Company Options held by such Company Equityholder), divided by (ii) the Fully Diluted Share Number.

“Qualified Letter of Credit” means a standby letter of credit issued by a nationally recognized United States banking institution having capital, surplus and undivided profits of not less than $500,000,000 and an investment grade credit rating by both Moody’s and Standard & Poor’s, and which shall only terminate (a) as permitted by Section 3.7, (b) with the written consent of Parent or (c) on a date at least three Business Days after the expiration of all Survival Expiration Dates.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Replacement LOC Notification Date” has the meaning specified in Section 3.7(c)(i).

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Required Draw Date” has the meaning specified in Section 3.7(d).

“Required Financial Information” has the meaning specified in Section 6.4(a).

“Required Information” has the meaning specified in Section 6.4(a).

“Requisite Stockholders” means the approval (by vote or written consent) of the holders of at least a majority of the outstanding shares of Company Common Stock.

“SCIF” means a sensitive compartmented information facility.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Director” has the meaning specified in Section 7.2(a).

“Stockholder Approval” has the meaning specified in Section 4.3(b).

“Stockholders Agreements” means each of (a) that certain Third Amended and Restated Stockholders Agreement, dated as of August 2, 2013, by and among the Company, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., and the other Company Stockholders parties thereto, and (b) that certain Management Stockholders Agreement, dated as of August 2, 2013, by and among the Company, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., and the other Company Stockholders parties thereto.

“Stockholders’ Consent” has the meaning specified in Section 6.5.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 12.1.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any federal, state, local, or foreign tax (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, inventory, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, environmental, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Claim” has the meaning specified in Section 8.2(b).

“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed with a taxing authority.

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Terminating Parent Breach” has the meaning specified in Section 10.1(c).

“Third Party Claim” has the meaning specified in Section 12.3(b).

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transfer Taxes” has the meaning specified in Section 8.2(a).

“Transitioning Executives” has the meaning specified in the recitals hereto.

“Transitioning Executive Agreement” has the meaning specified in the recitals hereto.

“Transmittal Letters” has the meaning specified in Section 3.2(b).

“Treasury Regulations” means the regulations promulgated under the Code.

1.2Construction

.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto through the date of this Agreement; provided, however, that this Section 1.2(b) shall not apply to the Company Disclosure Schedules.

(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)All references herein to “$” or “dollars” shall refer to United States dollars.

1.3Knowledge

.  As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge after reasonable inquiry, in the case of the Company, of James Hoskins, Robert Kosinski, Timothy Dills, Darryl Parrish, Charles Menickelly, Kathleen Dickman, and Terry Wildermuth, and in the case of all other Persons, such Person’s senior executive officers.

1.4Made Available

.  As used herein, the phrase “made available” to Parent shall mean, with respect to any agreement, other document or other information, that such agreement, other document or other information was included prior to the execution hereof in the Project Cairo online data room maintained by IntraLinks Inc. on behalf of the Company, to which Parent and its advisors has been provided online access, or that such agreement, other document or other information has instead been provided to Parent or its advisors, by email, or pursuant to and consistent with applicable national security requirements, for review by Parent or its advisors through such of their representatives who shall possess appropriate U.S. government security clearances, in a SCIF maintained by the Company (a list of all such agreements, documents and other information has been prepared by the Company and reviewed by Parent in the SCIF, except for such agreements, documents and other information the inclusion of which in such list is prohibited by applicable national security requirements); provided, however, the Company shall not be required to make such agreement, document or other information available to Parent or any of Parent’s Representatives if and to the extent applicable national security requirements prohibit such disclosure.

Article II.
THE MERGER; CLOSING

2.1Merger

.  Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, and upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned Subsidiary of Parent.  The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger in substantially the form of Annex A (the “Certificate of Merger”), such Merger to be consummated as of the Effective Time.

2.2Effects of the Merger

.  At and after the Effective Time: (a) the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies, (b) all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation, (c) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Companies, and (d) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; provided, that all Liens upon any property of either Constituent Company shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.  All of the foregoing shall be in accordance with the applicable provisions of the DGCL.

2.3Closing; Effective Time

.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, commencing at 7:00 a.m. Pacific time on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Parent and the Company may mutually agree; provided that the Closing shall in no event occur earlier than the later of (i) May 4, 2015 and (ii) the second business day after the final day of the Marketing Period, unless an earlier date is specified in writing by Parent upon at least three Business Days’ prior written notice to the Company.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”  Parent, Merger Sub and the Company shall cause the Certificate of Merger to be executed, delivered and filed with the Secretary of State of the State of Delaware on the Closing Date.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.4Certificate of Incorporation and Bylaws of the Surviving Corporation

.  At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form of the certificate of incorporation attached hereto as Exhibit B and bylaws attached hereto as Exhibit C, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company immediately prior to the Effective Time), and as so amended shall be the amended and restated certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

2.5Directors and Officers of the Surviving Corporation

.  The directors and officers of Merger Sub immediately prior to the Effective Time shall from and after the Effective Time be the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III.
Effects of the merger ON SECURITIES

3.1Conversion of Securities.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Common Stock (such holders collectively, the “Company Stockholders”), each share of Company Common Stock (excluding, for avoidance of doubt, (i) Company Options, which shall be treated as provided for in Section 3.1(c), (ii) any Dissenting Shares, which shall be treated as provided in Section 3.3, and (iii) any issued and outstanding shares of Company Common Stock held in treasury of the Company or owned by the Company, Parent or Merger Sub, which shall be treated as provided for in Section 3.1(b)) issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and will be converted automatically into the right to receive upon surrender of the Certificate representing such share of Company Common Stock in the manner provided in Section 3.2, the Common Per Share Amount in cash, without interest thereon.

(b)Each issued and outstanding share of Company Common Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub shall automatically be cancelled and retired without any conversion thereof pursuant to Section 3.1(a) and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)Immediately prior to the Effective Time, all Company Options that remain outstanding and unexercised at such time shall vest, to the extent then-unvested.  Each Company Option that is outstanding and which has not been exercised immediately prior to the Effective Time shall be terminated at the Effective Time and each holder of one or more such terminated Company Options (each, a “Company Optionholder” and collectively with the Company Stockholders, the “Company Equityholders”) shall be entitled to receive, in full settlement and cancellation thereof, the applicable Option Consideration (if any), it being understood that if the Option Consideration with respect to any Company Option is a negative number, then the holder of such Company Option shall not be entitled to receive any consideration in respect of such Company Option or the termination thereof.  Payments of Option Consideration shall be made in accordance with Section 3.2(d). Prior to the Effective Time, the board of directors of the Company (the “Board”) shall adopt appropriate resolutions and take such other actions as may be necessary to effect the provisions of this Section 3.1(c).

(d)Each issued and outstanding share of the common stock, par value $0.0001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of the common stock of the Surviving Corporation.

3.2Payments and Submission of Transmittal Letters

.

(a)Immediately prior to the Effective Time, Parent shall pay to an exchange agent (the “Exchange Agent”) selected by the Parent and reasonably acceptable to the Company, by wire transfer of immediately available funds, an aggregate amount (the “Funding Amount”) necessary to pay to each Company Stockholder (other than any Dissenting Stockholders) the applicable Common Merger Consideration to which such Company Stockholder is entitled hereunder.

(b)Prior to the Closing Date, the Company shall mail or otherwise deliver to each Company Stockholder a letter of transmittal, substantially in the form of Exhibit D (the “Transmittal Letter”), which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the certificates representing Company Common Stock (the “Certificates”) shall pass, only upon delivery of the Certificates to the Exchange Agent.  In the event that, prior to the Closing Date, a Company Stockholder surrenders a Certificate or affidavit of loss to the Exchange Agent, together with delivery of a Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive in exchange therefor payment at the Closing of the applicable portion of the Common Merger Consideration pursuant to Section 3.1(a), and the Certificate so surrendered shall forthwith be canceled.  Following the Closing, upon surrender of a Certificate or affidavit of loss to the Exchange Agent, together with delivery of such Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, the applicable Company Stockholder shall be entitled to receive in exchange therefor payment, as soon as reasonably practicable, of the applicable portion of the Common Merger Consideration pursuant to Section 3.1(a), and the Certificate so surrendered shall forthwith be canceled.

(c)Promptly following the date which is six months after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent all undisbursed Common Merger Consideration.  Thereafter, each Company Stockholder may deliver Transmittal Letters to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly pay, the applicable portion of the Common Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

(d)Each Company Optionholder shall be entitled to receive on the next payroll payment date following the Closing, to the extent practicable and in no event later than the second payroll date following the Closing, in exchange for the Company Options held by such Company Optionholder immediately prior to the Effective Time, payment of the applicable

Option Consideration that such Company Optionholder has the right to receive pursuant to Section 3.1(c).

(e)If the Common Merger Consideration payable to a Company Stockholder is to be paid to a Person other than the Person in whose name the relevant Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amount that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer.

(f)In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Company Stockholder claiming such Certificate to be lost, stolen or destroyed, in such form and containing such substance reasonably acceptable to Parent, Parent will pay (or cause the Exchange Agent to pay) in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Common Merger Consideration to be paid with respect thereto, subject to the terms and conditions in this Article III.

3.3Dissenter’s Rights.

(a)Any shares of Company Common Stock held by a Stockholder who has complied with all applicable provisions of Section 262 of the DGCL (the “Dissenter’s Rights Statute”), properly exercised dissenter’s rights thereunder with respect to such holder’s shares of Company Common Stock, and not effectively withdrawn or lost (through failure to perfect or otherwise) such dissenter’s rights (such shares collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable portion of the Common Merger Consideration as set forth in Section 3.1 hereof or any other amounts payable to the Company Stockholders pursuant to Sections 3.5(d), 3.5(e) or 11.2, but the holder thereof (each a “Dissenting Stockholder”) shall only be entitled to such rights as are provided by the DGCL.

(b)Notwithstanding the provisions of Section 3.3(a) hereof, in the event that, prior to the Determination Date, any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Stockholder’s dissenter’s rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the applicable portion of the Common Merger Consideration set forth in and subject to the provisions of this Agreement, upon surrender of the Certificate(s) formerly representing such shares, and such formerly Dissenting Stockholder shall be entitled to any applicable amounts otherwise payable to the Company Stockholders pursuant to Sections 3.5(d), 3.5(e) or 11.2.

(c)The Company shall give Parent (i) prompt notice of any demand for payment, any notice of intent to demand payment, or any other assertion of dissenter’s or appraisal rights, whether under the Dissenter’s Rights Statute or otherwise (collectively, the “Dissenter Demands”) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such Dissenter Demands.  The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such Dissenter Demands or offer to settle or settle any such Dissenter Demands, unless such payment or settlement (A) is limited to the right to receive the applicable portion of the Common Merger Consideration to which such Dissenting Stockholder would otherwise be entitled hereunder or which is otherwise paid by the Company in full in cash prior to the Closing Date, and (B) includes an unconditional, irrevocable and full release of such Dissenter Demands.  Notwithstanding the foregoing, but subject to the Company’s right to settle any Dissenter Demands in accordance with the immediately preceding sentence, following the Closing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any losses (including reasonable outside attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((i) and (ii) together, “Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with and subject to the terms of Article XII hereof.

(d)Notwithstanding any provision of this Article III to the contrary, in the event that, as of the Determination Date, there are any Dissenting Shares held by a Dissenting Stockholder that does not effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Stockholder’s dissenter’s rights with respect to such Dissenting Shares under the DGCL, then (i) any payment by Parent that would have been required to have been paid to any such Dissenting Stockholder (assuming, for this purpose, that such Dissenting Stockholder had not exercised dissenter’s rights) under this Agreement shall be retained by Parent and (ii) any amounts otherwise payable to such Dissenting Stockholder in respect of such Dissenting Shares pursuant to Sections 3.5(d), 3.5(e) or 11.2 shall be payable to Parent in lieu of such Dissenting Stockholder.

3.4Estimated Aggregate Consideration; Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Indebtedness; Estimated Closing Date Cash

.

(a)

Subject to the adjustments set forth in Section 3.5, the “Estimated Aggregate Consideration” shall consist of Seven Hundred Ninety Million Dollars ($790,000,000), plus (i) if a positive amount, the Estimated Net Working Capital Adjustment Amount, less (ii) if such amount is negative, the absolute value of the Estimated Net Working Capital Adjustment Amount, less (iii) Estimated Closing Date Indebtedness, plus (iv) Estimated Closing Date Cash, less (v) the Indemnification Escrow Amount, less (vi) the Adjustment Escrow Amount, and less (vii) the Outstanding Company Expenses.

(b)

Not less than three Business Days prior to the Closing Date and in no event more than ten Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement signed by an officer of the Company setting forth (a) a good faith estimate of (i) Estimated Aggregate Consideration, (ii) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (iii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), and (iv) Closing Date Cash (“Estimated Closing Date Cash”), (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount, (c) each Company Equityholder’s Pro Rata Percentage, Common Pro Rata Percentage and Option Pro Rata Percentage, as applicable, and the corresponding amount of the Estimated Aggregate Consideration payable to each such Company Equityholder, (d) the Holder Allocable Expense Amount, and (e) Outstanding Company

Expenses (such statement, the “Closing Payment Certificate”).  The calculations and amounts in the Closing Payment Certificate will be used in connection with Parent’s, the Company’s and the Paying Agent’s payments described in this Article III.  The Closing Payment Certificate or each Company Equityholder’s Letter of Transmittal shall contain wire instructions (or in the absence of wire instructions such amounts will be paid by check) for all of the payments referenced in this Article III.

3.5Adjustment Amount

.

(a)As soon as reasonably practicable following the Closing Date, and in any event within 60 days thereof, Parent shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Indebtedness of the Company as of the Closing (“Closing Date Indebtedness”), and (iv) a calculation of Cash and Cash Equivalents of the Company as of the Closing (“Closing Date Cash”).  The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied in a manner consistent with the accounting principles and methodologies set forth on Schedule 1.1(a), not taking into account any of the transactions contemplated hereby; provided, however, that if there is any inconsistency between GAAP and the principles and methodologies set forth on Schedule 1.1(a), the principles and methodologies set forth on Schedule 1.1(a) shall apply.  Following the Closing, Parent shall provide the Holder Representative and its representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Surviving Corporation and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Surviving Corporation and its Subsidiaries to cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet.

(b)If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Indebtedness, and/or Closing Date Cash, it shall notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 30 days after its receipt of the Closing Balance Sheet.  In the event that the Holder Representative does not provide such a notice of disagreement within such 30-day period, the Holder Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Indebtedness and Closing Date Cash delivered by Parent, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided, Parent and the Holder Representative shall use reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, and/or Closing Date Cash.  If, at the end of such period, they are unable to resolve such disagreements, then Ernst & Young LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Parent and the Holder Representative) (the “Auditor”) shall resolve any remaining disagreements.  Each of Parent and the Holder Representative shall promptly after engagement of the Auditor provide their assertions regarding the Closing Date

Net Working Capital, Closing Date Indebtedness and/or Closing Date Cash and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other.  The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Parties agree should not be later than 45 days following the day on which the disagreement is referred to the Auditor).  The Auditor shall base its determination solely on (i) the written submission of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, Closing Date Indebtedness and/or Closing Date Cash require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.5(a) (including the definitions of the defined terms used in Section 3.5(a)).  The determination of the Auditor shall be final, conclusive and binding on the Parties.  The date on which Closing Date Net Working Capital, Closing Date Indebtedness, and Closing Date Cash are finally determined in accordance with this Section 3.5(b) is hereinafter referred to as the “Determination Date.”  All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between Parent, on the one hand, and the Holder Representative (and deducted from the Holder Allocable Expense Amount), on the other, based on the percentage which the portion of the total contested amounts not awarded to such Party as determined by the Auditor bears to the total amounts contested by the Parties.

(c)If the Adjustment Amount is a positive number, then the Aggregate Consideration shall be increased by the Adjustment Amount and the Adjustment Amount shall be paid in accordance with Section 3.5(d).  If the Adjustment Amount is a negative number, then the Aggregate Consideration shall be decreased by the absolute value of the Adjustment Amount and the Adjustment Amount shall be paid in accordance with Section 3.5(e).

(d)If the Adjustment Amount is a positive number, then (i) Parent shall deliver (or cause to be delivered) within three Business Days following the Determination Date (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the Adjustment Amount, multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the Adjustment Amount, multiplied by (B) the Aggregate Option Pro Rata Percentage, and (ii) the Holder Representative (on behalf of the Company Equityholders) and Parent shall each, within three Business Days after the Determination Date, direct the Escrow Agent to release (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of the funds in the Adjustment Escrow Account, multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of the funds in the Adjustment Escrow Account, multiplied by (B) the Aggregate Option Pro Rata Percentage.

(e)If the Adjustment Amount is a negative number, the Holder Representative (on behalf of the Company Equityholders) and Parent shall each, within three Business Days after the Determination Date, direct the Escrow Agent to (i) pay to Parent from the Adjustment Escrow Account an aggregate amount equal to the absolute value of the Adjustment Amount and (ii) release (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of any remaining funds (if any) in the Adjustment Escrow Account after giving effect to the payments pursuant to the preceding clause (i), multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the total amount of any remaining funds (if any) in the Adjustment Escrow Account after giving effect to the payments pursuant to the preceding clause (i), multiplied by (B) the Aggregate Option Pro Rata Percentage.  If the available funds in the Adjustment Escrow Account are insufficient to make the payment to Parent set forth in the preceding clause (i), the Holder Representative (on behalf of the Company Equityholders) and Parent shall each, within three Business Days after the Determination Date, direct the Escrow Agent to pay to Parent from the Indemnification Escrow Account an amount equal to the amount by which the absolute value of the Adjustment Amount exceeds the amount of funds available in the Adjustment Escrow Account.

3.6Escrow of Consideration.

(a)On the Closing Date, Parent shall deposit, or shall cause to be deposited, Forty Million Dollars ($40,000,000) (the “Indemnification Escrow Amount”) into an escrow account (the “Indemnification Escrow Account”) established pursuant to the terms of an Escrow Agreement to be entered into at Closing among Holder Representative, Parent and Wells Fargo Bank, N.A., or such other escrow agent mutually acceptable to the Parties, as escrow agent (the “Escrow Agent”), substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”), in order to fully support the Company Equityholders’ indemnification obligations under Article XII hereof.

(b)On the Closing Date, Parent shall deposit, or shall cause to be deposited, Three Million Dollars ($3,000,000) (the “Adjustment Escrow Amount”) into an escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement, in order to support the Company Equityholders’ payment obligations under Section 3.5(e).

(c)An amount equal to each Company Equityholder’s Pro Rata Percentage of each of the Indemnification Escrow Amount and the Adjustment Escrow Amount shall be deemed to have been deducted from the consideration otherwise payable to such Company Equityholder on the Closing Date for deposit into the applicable Escrow Account, and shall be distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

3.7Qualified Letters of Credit.

(a)Notwithstanding anything to the contrary contained in this Agreement, each Company Stockholder shall have the right after the Closing to cause the Escrow Agent to distribute to such Company Stockholder an amount equal to the product of such Company Stockholder’s Common Pro Rata Percentage multiplied by the Indemnification Escrow Amount so long as (i) the amount of such distributed funds to such Company Stockholder is greater than $500,000, and (ii) such Company Stockholder delivers a Qualified Letter of Credit with a principal amount equal to the amount of such distributed funds to the Escrow Agent (each such Company Stockholder that delivers a Qualified Letter of Credit being referred to herein as a “Credit Holder”).  At any time the Escrow Agent is required to distribute any of the Indemnification Escrow Amount to any Person other than the Company Equityholders (other than to the Surviving Corporation on behalf of the Company Optionholders as provided herein), the Escrow Agent shall have an absolute and unconditional right to draw funds from each Qualified Letter of Credit in accordance with the terms of the Escrow Agreement based upon each Credit Holder’s Common Pro Rata Percentage, and the Escrow Agent shall distribute such drawn amount from each Qualified Letter of Credit together with the other requisite funds from the Indemnification Escrow Amount to satisfy the distribution requirement.  Company Stockholders shall not be permitted to substitute a Qualified Letter of Credit for the Adjustment Escrow Amount.

(b)The amount of funds that the Escrow Agent shall be permitted to draw in respect of each Qualified Letter of Credit shall be reduced from time to time as follows:

(i)if the Escrow Agent draws funds from a Qualified Letter of Credit, then the amount of funds that the Escrow Agent is thereafter permitted to draw in respect of such Qualified Letter of Credit shall be reduced by that amount drawn; and

(ii)if the Escrow Agent distributes any portion of the Indemnification Escrow Amount to the Company Equityholders in accordance with the terms of the Escrow Agreement (including distributions to the Surviving Corporation on behalf of the Company Optionholders as provided herein), no Credit Holder shall receive such distribution in the form of cash, and instead such distribution shall be paid to each Credit Holder by reducing the amount of funds that the Escrow Agent is permitted to draw in respect of such Credit Holder’s Qualified Letter of Credit by an amount equal to the product of (x) the portion of the Indemnification Escrow Amount being distributed, multiplied by (y) such Credit Holder’s Common Pro Rata Percentage.

(c)If any Qualified Letter of Credit (including any amended or replacement Qualified Letter of Credit) (x) is set to terminate in accordance with its terms on a date prior to when all of the Indemnification Escrow Amount is distributed in accordance with Section 6(e) of the Escrow Agreement or (y) would permit the Escrow Agent to draw more funds than the remaining amount of funds that the Escrow Agent is then permitted to draw from such Qualified Letter of Credit pursuant to the terms of the Escrow Agreement and this Agreement, then the applicable Company Stockholder may amend or replace the Qualified Letter of Credit then in place upon compliance with the following:

(i)at least twenty (20) Business Days prior to the proposed effective date of the amended or replacement Qualified Letter of Credit  (which must be at least twenty (20) Business Days prior to the termination date of the Qualified Letter of Credit then in effect), the applicable Company Stockholder shall deliver to Parent and the Holder Representative a proposed form of amended or replacement letter of credit with an effective date commencing at least two (2) Business Days prior to the termination date of the Qualified Letter of Credit then in effect and in an amount not less than the maximum amount permitted to be drawn under the Qualified Letter of Credit that is being amended or replaced, and certifying that such amended or replacement letter of credit meets all the requirements of a “Qualified Letter of Credit” under this Agreement (other than having a maturity date that is at least three Business Days after the expiration of all Survival Expiration Dates) and requesting the confirmation of Parent and the Holder Representative that such replacement letter of credit is a “Qualified Letter of Credit” (the “Replacement LOC Notification”); and

(ii)each of Parent and the Holder Representative shall promptly and, in any event within ten (10) Business Days following receipt of the Replacement LOC Notification, provide written confirmation (such confirmation not to be unreasonably withheld, conditioned or delayed) to the Escrow Agent that the proposed letter of credit is a “Qualified Letter of Credit” or its objection to the proposed form of letter of credit setting forth in reasonable detail the basis for its objection to such proposed form; provided, that each of Parent and the Holder Representative acknowledges and agrees to provide the written confirmation necessary to implement an amended or replacement Qualified Letter of Credit in accordance with this Section 3.7(c)(ii) if the proposed form of replacement Qualified Letter of Credit (x) is issued by the same issuing bank (provided such bank is a nationally recognized United States banking institution having capital, surplus and undivided profits of not less than $500,000,000 and an investment grade credit rating by both Moody’s and Standard & Poor’s), in substantially identical form and contains substantially identical terms as the Qualified Letter of Credit it is replacing, except (A) for permitted reductions in the available credit and (B) extending the termination date or (y) meets all the requirements of a “Qualified Letter of Credit” under this Agreement and is otherwise substantially in the form attached to the Escrow Agreement.

(d)On the fifth (5th) Business Day prior to the date of termination of the terminating Qualified Letter of Credit (the “Required Draw Date”), if the written confirmation of Parent and the Holder Representative required under Section 2(c) has not been obtained, the Escrow Agent shall draw the full amount of undrawn funds under such terminating Qualified Letter of Credit and provide written confirmation thereof to Parent and the Holder Representative, and thereafter the applicable Credit Holder shall be treated in the same manner as the other Company Stockholders (including with respect to the right to receive distributions in the form of cash for all distributions to Company Equityholders from the Indemnification Escrow Amount).  Once the amount of funds the Escrow Agent is permitted to draw from a Qualified Letter of Credit is equal to zero, the Credit Holder shall be permitted to terminate such Qualified Letter of Credit.

(e)All references in this Agreement (including Section 12.4) to the Indemnification Escrow Amount shall include both funds that are part of the Indemnification Escrow Amount (including any Escrow Earnings (as defined in the Escrow Agreement) other than any Escrow Earnings that are to be distributed as a Parent Tax Distribution (as defined in the Escrow

Agreement)) and the amounts which the Escrow Agent shall be permitted to draw from Qualified Letters of Credit (taking into account any reductions of the amount of funds the Escrow Agent is permitted to draw pursuant to Section 3.7(c)), at the applicable time.  All references in this Agreement to distributions, releases and other similar terms with respect to the Indemnification Escrow Amount shall include both (i) payments of cash from the Indemnification Escrow Account and (ii) any reductions of the amount of funds the Escrow Agent is permitted to draw pursuant to Section 3.7(c).  For purposes of this Section 3.7, distributions of any of the Indemnification Escrow Amount to the Holder Representative to advance or reimburse expenses of the Holder Representative, acting in its capacity as such, shall not be deemed to be a distribution to a Company Equityholder.

3.8Outstanding Company Expenses

. On or prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of the following fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, solely to the extent such fees and expenses are incurred and unpaid as of the Closing: (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company in connection with the Merger, (c) any Change in Control Payments (all of which shall be deemed to be incurred as of the Closing for purposes of this sentence), and (d) the amount to be paid to the Holder Representative and used for payment of expenses incurred in its capacity as the Holder Representative (such amount, the “Holder Allocable Expense Amount”) (clauses (a)-(d) collectively, the “Outstanding Company Expenses”).  On the Closing Date, Parent shall pay to such third parties as are directed by the Company (including the Rabbi Trusts, if appropriate), by wire transfer of immediately available funds, the Outstanding Company Expenses, except that the Outstanding Company Expenses relating to the payments required to be made under or in connection with the Transitioning Executive Agreements (including the employer portion of any employment taxes payable in respect of all such payments) shall be paid at the times provided in such agreements and in accordance with the Rabbi Trusts (where applicable) and applicable Law.  No amount shall be included on the Closing Balance Sheet with respect to liabilities for the Outstanding Company Expenses paid or payable in accordance with this Section 3.8.  For the avoidance of doubt, no amounts payable in connection with the repayment of the Funded Debt or any amounts in connection with any Financing or Alternative Financing shall be included in the Outstanding Company Expenses.

3.9Repayment of Funded Debt

.  At the Closing, and subject to the other terms and conditions set forth in this Agreement, (a) Parent or Merger Sub shall make available to the Company, or pay directly, an amount in cash sufficient to pay the aggregate outstanding Funded Debt, (b) the Company, if such amount is not paid directly by Parent or Merger Sub, shall apply such cash to repay the Funded Debt, and (c) the Company shall cause the applicable agent under the Credit Agreement to deliver to Parent (i) a pay-off letter, in form and substance reasonably satisfactory to Parent, evidencing the satisfaction of all liabilities under the Credit Agreement (other than any indemnity obligation for unasserted claims that by its terms survives the termination of the Credit Agreement) upon receipt of the amounts set forth in such pay-off letter and (ii) a release in customary form concurrently with the payment of amounts specified in the pay-off letter referred to in clause (i) above of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to the Credit Agreement.

3.10Withholding Rights

.  Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax laws.  If Parent, Merger Sub, the Company or the Surviving Corporation so withholds (or causes to be withheld) any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding is made.  To the extent that Parent becomes aware of any withholding Taxes applicable to the payment of the Common Merger Consideration, Parent shall (i) provide prompt written notice to the Company and the Holder Representative of the amount of such Tax, and (ii) consult with the Company and the Holder Representative in good faith as to the nature of the Tax and the basis upon which such withholding is required.  Parent, Merger Sub the Company and the Holder Representative agree to use their commercially reasonable efforts to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments of Common Merger Consideration under this Agreement.

Article IV.
Representations and warranties of the company

Except (other than with respect to Section 4.24(c)) as disclosed in the Company Disclosure Schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Merger Sub the matters following in this Article IV.

4.1Organization

.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified, registered or licensed to do business in each jurisdiction in which the nature of its business or operations would require such qualification, registration or licensure except where the failure to be so qualified, registered or licensed would not reasonably be expected to have a Material Adverse Effect.  The Company has full power and authority to own, lease and operate its properties and assets and the Company has full corporate power and authority to carry on its business as now conducted and to enter into and to perform this Agreement.

4.2Subsidiaries

.

(a)The Subsidiaries of the Company are set forth on Schedule 4.2(a).  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified, registered or licensed to do business in each jurisdiction in which the nature of its business or operations would require such qualification, registration or licensure except where the failure to be so qualified, registered or licensed would not reasonably be expected to have a Material Adverse Effect.  Each Subsidiary of the Company has full power and authority to own, lease and operate its properties and assets and such Subsidiary has full corporate power and authority to carry on its business as now conducted.  Except for the Subsidiaries set forth on Schedule 4.2(a), the Company does not own, directly or indirectly, any equity securities of, or voting or other interests in, any corporation, company, partnership, joint venture, association or other entity.

(b)Except as set forth on Schedule 4.2(b), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of capital stock or other equity interests of any Subsidiary of the Company.  Except as set forth on Schedule 4.2(b), there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of any Subsidiary of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock or other equity interests of any Subsidiary of the Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party or by which any Subsidiary of the Company is bound relating to any equity securities of any Subsidiary of the Company, whether or not outstanding.

4.3Authorization; Corporate Documentation

.

(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the Company’s consummation of the transactions contemplated hereby and thereby, have been duly approved by the Board, and Parent has been provided with documentation of such approval.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, except for the Stockholder Approval.

(b)The Board has, at a meeting duly called and held prior to the execution of each of this Agreement and each other Transaction Document to which the Company is a party, (i) adopted, approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and the Company Stockholders, (iii) resolved to recommend and has recommended the approval and adoption of this Agreement, the Merger, each other Transaction Document to which the Company is a party and the other transactions contemplated hereby and thereby to the Company Stockholders and (iv) directed that this Agreement, the Merger, the other Transaction Documents to which the Company is a party and the other transactions contemplated hereby and thereby be submitted to the Company Stockholders.  The affirmative vote of the Requisite Stockholders is the only vote, approval or other corporate action of the holders of Company Common Stock or of any other security of the Company necessary for the Company to approve, authorize and adopt this Agreement, the Merger, the other Transaction Documents to which the Company is a party and the other transactions contemplated hereby and thereby, and to consummate the Merger and the other transactions contemplated hereby and thereby (such vote, the “Stockholder Approval”).

(c)The copies of the Governing Documents, and all amendments thereto, of the Company and the Company’s Subsidiaries which have heretofore been made available to Parent, are true, complete and correct copies of the Governing Documents of the Company and the

Company’s Subsidiaries, as amended through and in effect on the date hereof and as of the Closing Date.

4.4Capitalization

.

(a)The authorized capital stock of the Company consists of 25,000,0000 shares of common stock, par value $0.01 per share (“Company Common Stock”), and 2,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and there are no other shares of other classes or series of capital stock of the Company authorized.  As of the date hereof, there are 22,498,558.14 shares of Company Common Stock issued and outstanding, no shares of Preferred Stock issued and outstanding, and 2,225,132 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options.  No shares of Company Common Stock are owned beneficially or of record by any Subsidiary of the Company.  All of the issued and outstanding shares of Company Common Stock are, and all Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and none of such shares are subject to, nor were they issued in violation of, any purchase option, call option, any preemptive right, right of first refusal, right of first offer, co-sale or participation or any similar right.  Schedule 4.4(a)(i) sets forth a complete list of the name of each holder of record as of the date hereof of all of the outstanding shares of Company Common Stock.  Schedule 4.4(a)(ii) sets forth a list of each outstanding Company Option granted under the Company Equity Plan and (A) the name of the holder of such Company Option, (B) the number of shares of Company Common Stock subject to such outstanding Company Option, (C) the exercise price of such Company Option, (D) the date on which such Company Option was granted or issued, and (E)  the date on which such Company Option expires.  All shares of Company Common Stock subject to issuance under the Company Equity Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  Except for the Stockholders Agreements, the Company Options and as set forth on Schedule 4.4(a)(ii), there are no options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party or by which the Company is bound relating to any shares of Company Common Stock or any other equity securities of the Company, whether or not outstanding.  Except for the Stockholders Agreements, and as set forth on Schedule 4.4(a)(ii) and Schedule 4.4(a)(iii), there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of any shares of Company Common Stock.

(b)The outstanding equity securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and, as applicable, are fully paid and nonassessable.  Except as set forth on Schedule 4.4(b), the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens other than Permitted Liens.

4.5Binding Agreement

.  This Agreement has been duly executed by the Company and delivered to Parent and Merger Sub, and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Upon execution and delivery at the Closing by the Company, each other Transaction Document to which the Company is or is specified to be a party, will be duly and validly executed by the Company and delivered to Parent and Merger Sub on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

4.6No Breach

.  Subject to the necessity of obtaining approvals of or providing notice to the Governmental Authorities (including any necessary approval, or the termination or expiration of any waiting period, under the HSR Act) listed on Schedule 4.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not (a) violate or conflict with the Company’s or any of its Subsidiaries’ Governing Documents or any Law to which the Company, any Subsidiary of the Company, or any of their respective properties or assets is subject, or by which the Company, any Subsidiary of the Company, or any of their respective properties or assets may be bound, (b) (with or without giving notice or the lapse of time or both) materially breach or conflict with, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which the Company or any Subsidiary of the Company is a party or by which the Company, any Subsidiary of the Company, or any of their respective properties or assets may be bound or result in the imposition of a Lien on any of the Company’s or any of its Subsidiaries’ equity interests, properties or assets (other than, in the case of properties or assets, any Permitted Liens), or (c) require any material filing with, or material Permit, consent, approval or waiver of, or the giving of any material notice to, any Governmental Authority or other Person.

4.7Permits

.  The Company and the Subsidiaries of the Company possess, and are in compliance with, all material Permits required to own the properties and assets of the Company and its Subsidiaries and conduct in all material respects the businesses of the Company and its Subsidiaries as currently being conducted.  All material Permits of the Company and the Subsidiaries of the Company are valid and in full force and effect.

4.8No Violation of Law

.  None of the Company or any of the Company’s Subsidiaries is in violation in any material respect of and, during the past three years, has not been given notice of or been charged with any violation in any material respect of, any Law.

4.9Assets

.  Except as set forth on Schedule 4.9, each of the Company and the Company’s Subsidiaries has good and valid title to all of its material properties and assets free and clear of all Liens other than Permitted Liens.  All material facilities, machinery, equipment, fixtures, vehicles, and other tangible personal properties owned, leased or used by the Company are in good operating condition, subject to normal wear and tear.

4.10Intellectual Property; No Infringement; Information Technology Systems

.

(a)

Schedule 4.10(a) sets forth (i) all registered copyrights and copyright applications, registered trademarks and trademark applications, patents and patent applications and domain names owned or licensed by the Company and the Company’s Subsidiaries, and (ii) all material licenses, sublicenses and other agreements and permissions (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an aggregate annual license fee of $100,000 or less) under which the Company or a Subsidiary of the Company is a licensee with respect to any third party Intellectual Property (“IP Licenses”).

(b)

Except as set forth on Schedule 4.10(b), the Company or the applicable Subsidiary of the Company owns, free and clear of all Liens other than Permitted Liens, all right, title and interest in, and to, the Company IP.  To the knowledge of the Company, the Company or the applicable Subsidiary of the Company has the right to use, pursuant to a valid and enforceable license, all other Intellectual Property used or held for use in the operation of the business of the Company or the Subsidiary as currently conducted.

(c)

Except as specified on Schedule 4.10(c), to the knowledge of the Company, there are no facts or circumstances that constitute, or would reasonably be expected to constitute, infringement, dilution, misappropriation, or other unauthorized use (i) by the Company or any Subsidiary of the Company of any Intellectual Property of any other Person or (ii) by any other Person of any Company IP.  In the past three years, the Company has not received any written, (or to the knowledge of the Company, oral), complaint or notice of any Action involving matters of the type contemplated by the immediately preceding sentence.

(d)

Schedule 4.10(d) sets forth certain Company IP conceived, developed or created for the Company or any Subsidiary by a current or former employee, consultant, agent, contractor or other Person.  No such employee, consultant, agent, contractor or other Person has any right, title or interest therein or thereto, whether by operation of law or otherwise, except where the failure of the Company or the applicable Subsidiary to possess all right, title or interest therein or thereto would not be reasonably expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.  To the knowledge of the Company, no current or former employee, consultant, contractor or agent of the Company or any Subsidiary is in default or material breach of any term of any employment Contract, non-disclosure Contract, assignment of invention or similar Contract, in each case, to the extent relating to the Company IP.

(e)

The Company and each Subsidiary of the Company are taking and have taken all actions that the Company and each Subsidiary reasonably believes are necessary to maintain and protect each item of Company IP reasonably necessary to conduct the business of the Company and the Subsidiaries of the Company, as applicable, in the ordinary course of business, including, where applicable, maintaining the strict confidentiality thereof.

Except where such disclosure has not had or would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, no Company information intended to be kept secret and included in Company IP has been improperly disclosed by the Company or any Subsidiary of the Company, or by any current or former Company employee, or other Person, which other Person is contractually bound to maintain such Company information in confidence.

(f)

Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or assert: (i) a loss of, or Lien on, any material Company IP; (ii) the grant, assignment or transfer to any other Person of any license or other right or interest, under, in or to any of material Company IP; or (iii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Company IP, or impair the right of the Company to use, possess, sell or license any material Company IP.

(g)

The Company IT Systems are sufficient in all material respects to meet the requirements of the Company’s business as it is currently conducted.  The Company has taken commercially reasonable steps and implemented commercially reasonable procedures to keep the Company IT Systems free from Malicious Code.  The Company has implemented disaster recovery plans, procedures and facilities reasonably appropriate for the current conduct of the business and has taken commercially reasonable steps to safeguard the security and the integrity of the Company’s or any of its Subsidiaries’ data residing on the Company IT Systems utilized in the operation of the business of the Company as it is currently conducted.  To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company IT Systems as employed by the Company and its Subsidiaries.

4.11Contracts

.

(a)Schedule 4.11(a) contains a complete, current and correct list of all of the following Contracts to which the Company or a Subsidiary of the Company is a party or has any rights or obligations (collectively, “Material Contracts”; provided that for the purposes of this Section 4.11(a) and Section 4.11(b), the term Contracts shall not include Leases, Government Contracts or Government Bids):

(i)any loan agreement, agreement of indebtedness, note, security agreement, letter of credit, guarantee or other document pursuant to or in connection with the Company’s or any of its Subsidiaries’ receipt or extension of credit for money borrowed;

(ii)any Contract containing a covenant or covenants which purport to limit the Company’s or any of its Subsidiaries’ ability to compete with any Person, in any line of business or in any geographic area (including all non-competition agreements) or limit the Company’s ability to solicit any customers (including all non-solicitation of customer agreements);

(iii)any Contract granting a Lien (other than Permitted Liens) upon any material portion of the assets of the Company and the Company’s Subsidiaries, taken as a whole;

(iv)any Contract concerning a partnership, limited liability company (that is not a Company Subsidiary) or joint venture;

(v)any Contract whereby the Company or any Subsidiary of the Company licenses or otherwise grants any right to any Company IP to another Person involving the payment by or to the Company or such Subsidiary in excess of $200,000 per year;

(vi)any Contract providing for the acquisition or disposition of any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) pursuant to which the Company or the applicable Subsidiary of the Company has any ongoing executory obligations;

(vii)any Contract agreement that contains an exclusivity or “most favored nation” clause or other term providing pricing protection to a third party;

(viii)any Contract providing for the employment or consultancy with an individual on a full-time, part-time, consulting, commission or other basis or otherwise providing compensation or other benefits to any officer, director, employee, agent or consultant (other than any Benefit Plan listed on Schedule 4.16(a)) which resulted in aggregate compensation paid in the fiscal year ended September 30, 2014 in excess of $250,000;

(ix)any Contract providing for indemnification by the Company or a Subsidiary of the Company, other than indemnification arrangements entered into with customers and vendors in the ordinary course of business and officers and directors;

(x)any collective bargaining agreement or other material Contract with any labor union; and

(xi)any Contract which involved (A) expenditures of more than $500,000 or receipts of more than $1,000,000 by the Company or any of the Company’s Subsidiaries (other than Contracts which do not require payments or yield receipts) in the fiscal year ended September 30, 2014 or (B) expenditures of more than $500,000 or receipts of more than $1,000,000 by the Company or any of the Company’s Subsidiaries (other than Contracts which do not require payments or yield receipts) for the period from October 1, 2014 to the date hereof, calculated on an annualized basis.

(b)The Company has made available to Parent true and complete copies of each written Material Contract, and true and correct summaries of all non-written Material Contracts, in each case, as amended or otherwise modified and in effect as of the date of this Agreement.

(c)Each Material Contract (including each Material Contract entered into between the date of this Agreement and the Closing) is valid, binding and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles.  None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default or breach in any material respect under the terms of any such Material Contract.

(d)Other than the expiration of Material Contracts (including each Material Contract entered into between the date of this Agreement and the Closing) in accordance with their terms, the Company has not received any written, or to the knowledge of the Company, oral notice that any party to any Material Contract is planning to terminate any such Material Contract or amend the terms thereof, other than amendments in the ordinary course of business that would not be reasonably expected to affect the terms of such Material Contract in a manner materially adverse to the Company or the applicable Subsidiary of the Company.

4.12Litigation

.  Except for audits in the ordinary course of business, none of which would reasonably be expected to have and none of which has had, individually or in the aggregate, a Material Adverse Effect, there is no Action pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary of the Company (or, to the knowledge of the Company, against any of its officers, directors or employees (in each case, in their capacity as such)).  Neither the Company nor any Subsidiary of the Company is subject to or bound by any Governmental Order.

4.13Financial Statements

.

(a)

The Company has previously made available to Parent copies of the audited consolidated balance sheet, income statement, statement of cash flows and statement of shareholder’s equity (deficit) of the Company and the Company’s Subsidiaries for the fiscal years ended September 30, 2014, September 30, 2013 and September 30, 2012, and the unaudited balance sheet and income statement of the Company and the Company’s Subsidiaries for the three-month period ended December 31, 2014 (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with the books and records of the Company and the Company’s Subsidiaries, and present fairly, in all material respects, the financial condition of the Company and the Company’s Subsidiaries as of the times and for the periods referred to therein, and the results of operations and cash flows of the Company and its Subsidiaries for the periods then ended.  There were no material changes in the method of application of the Company’s accounting policies or material changes in the method of applying the Company’s use of estimates in the preparation of the unaudited December 31, 2014 Financial Statements as compared with the audited Financial Statements.  The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated, except that the unaudited statements exclude the footnote disclosures and any year-end adjustments required for GAAP.  The Company has made available to Parent copies of each management letter or other letter delivered to the Company by its accounting firm in connection with the preparation and audit of the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company.  As of the date hereof, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect the ability of the Company and its Subsidiaries to record, process, summarize and report financial information.

(b)

The accounts receivable reflected on the December 31, 2014 Financial Statements that have not yet been collected and those accounts receivable that have arisen since December 31, 2014 and have not yet been collected represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business (subject to discounts, allowances and rebates in the ordinary course of business consistent with past practice).  Except as set forth in Schedule 4.13(b), all accounts receivable as of the Closing Date that are reflected in the Closing Date Net Working Capital, as finally determined pursuant to Section 3.5, will be collected prior to the 15-month anniversary of the Closing Date, in each case (i) subject to the respective reserves included in the Closing Date Net Working Capital, as finally determined pursuant to Section 3.5, and (ii) assuming diligent good faith collection efforts by the Surviving Corporation in the same manner as which the Company would act in the ordinary course of business consistent with past practice.

4.14Liabilities

.  As of the date hereof, none of the Company or the Company’s Subsidiaries has any material liabilities, obligations or commitments of a nature that are required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) liabilities that are accrued and reflected on the audited balance sheet of the Company as of September 30, 2014, (b) liabilities that are listed on Schedule 4.14, (c) liabilities that have arisen in the ordinary course of business since September 30, 2014, and (d) obligations to perform after the date hereof any Contracts entered into on or prior to the date hereof.

4.15Tax Matters

.  Except as disclosed on Schedule 4.15 hereto:

(a)the Company and  the Company’s Subsidiaries have  filed all material Tax Returns required to have been filed by them,

(b)all such Tax Returns are accurate and complete in all material respects,

(c)the Company and the Company’s Subsidiaries have paid all Taxes owed by them which were due and payable (whether or not shown on any Tax Return), except for Taxes that become due on or after the date of this Agreement and that are being contested in good faith through appropriate proceedings which were initiated subsequent to the date of this Agreement and for which appropriate reserves have been established to the extent required by GAAP,

(d)the Company and the Company’s Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return,

(e)there is no current claim against the Company nor any of the Company’s Subsidiaries in writing by a Governmental Authority in a jurisdiction where the Company and the Company’s Subsidiaries do not file Tax Returns that they are  or may be subject to taxation by that jurisdiction,

(f)there are no Liens on the Company, any of its Subsidiaries or any of their respective assets that arose in connection with any failure (or alleged failure) to pay any Tax,

(g)no unpaid Tax deficiency has been asserted against or with respect to the Company nor any of the Company’s Subsidiaries by any Governmental Authority in writing which Tax remains unpaid,

(h)the Company and the Company’s Subsidiaries have collected or withheld all Taxes required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due,

(i)neither the Company nor any of the Company’s Subsidiaries has granted, nor is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period or agreed to any extension of time with respect to a Tax assessment or deficiency,

(j)the Company and the Company’s Subsidiaries are not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Treasury Regulations thereunder,

(k)none of the Company or the Company’s Subsidiaries is a party to any Tax allocation, indemnification or sharing agreement excluding any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements,

(l)none of the Company or the Company’s Subsidiaries (i) has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise,

(m)the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code,

(n)neither the Company nor any of the Company’s Subsidiaries has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code,

(o)neither the Company nor any of the Company’s Subsidiaries owns any interest in an entity that is characterized as a partnership or disregarded entity for U.S. federal income tax purposes, except for ownership of interests in S-TEK LLC, which is characterized as a disregarded entity,

(p)neither the Company nor any of the Company’s Subsidiaries is the subject of a gain recognition agreement as defined in Treasury Regulations Section 1.367(a)-8,

(q)neither the Company nor any of the Company’s Subsidiaries is a passive foreign investment company within the meaning of Sections 1291-1297 of the Code,

(r)neither the Company nor any of the Company’s Subsidiaries within the last three years has been a distributing corporation or a controlled corporation within the meaning of Section 355 of the Code as part of any transaction described in such Section,

(s)as of September 30, 2014 for federal income tax purposes: (i) the net operating losses of the Company consolidated group are at least $80,000,000 and (ii) the tax basis of “section 197 intangibles” (as defined in Section 197(d) of the Code) of the Company consolidated group is at least $325,000,000,

(t)all payments to be made to each of the Persons set forth on Schedule 4.15(t) in connection with the consummation of the transactions contemplated hereby represent obligations of the Company and will constitute Outstanding Company Expenses if not paid prior to the Closing,

(u)except for the ownership change occurring at the Effective Time as a result of the Merger, no ownership change (as defined in Treasury Regulations Section 1.382-2T(a)(1)) has occurred with respect to the Company or any of the Company’s Subsidiaries since September 26, 2007,

(v)during the period beginning on October 1, 2002 and ending on September 25, 2007, the Company was at all times a validly electing “S corporation” within the meaning of (i) Sections 1361 and 1362 of the Code and (ii) each provision of state or local law analogous to Sections 1361 and 1362 of the Code in each jurisdiction where the Company was required to file an income Tax Return during such period, and

(w)during the period beginning on October 1, 2002 and ending on September 25, 2007, the sole stockholder of the Company was at all times an employee stock ownership plan described in Section 401(a) of the Code that was exempt from taxation under Section 501(a) of the Code.

4.16Employee Benefit Plans

.

(a)Schedule 4.16(a) contains a true and complete list of all material Benefit Plans. “Benefit Plans” means, collectively all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any stock purchase, stock option or other equity-based, employment, change-in-control, deferred compensation, bonus compensation, incentive, retirement, pension, profit sharing, severance pay, disability, health, vacation, sick leave and all other material employee benefit or compensation plans, agreements, arrangements, programs or policies maintained or sponsored by the Company or any of its Subsidiaries, or as to which the Company or any of its Subsidiaries has, or may have, any liability or obligation, contingent or otherwise.  Neither the Company nor any of its Subsidiaries has any formal, legally binding plan or commitment to create any material additional plan or materially modify or change any existing Benefit Plan that would affect any current or former employee, director or other service provider of or to the Company or any of its Subsidiaries nor has the Company or any of its

Subsidiaries communicated in writing to employees any plan to create any material additional plan or to materially modify or change any existing Benefit Plan.

(b)With respect to each Benefit Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that would give rise to any such Actions, (iii) there are no pending or, or to the knowledge of the Company, threatened audits or investigations by any Governmental Authority, and (iv) the Benefit Plan has been operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.  Each Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination or opinion letter relating to the most recently completed IRS remedial amendment period cycle applicable thereto and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified status.  All contributions required to have been made under the terms of each Benefit Plan or pursuant to ERISA or the Code have been timely made in all material respects.  Each of the Benefit Plans that is intended to satisfy the requirements of Section 125 of the Code satisfies such requirements in all material respects.

(c)Neither the Company nor any of its Subsidiaries (including when acting in the capacity of an administrator of any Benefit Plan), nor any of the Benefit Plans, nor, to the knowledge of the Company, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any of its Subsidiaries would reasonably be expected to, directly or indirectly (including by reason of indemnification obligations), be subject to any material civil liability or material penalty pursuant to Title I of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

(d)With respect to each Benefit Plan, to the extent applicable, the Company has provided to Parent complete and accurate copies of each of the following documents:  (i) the Benefit Plan, including any amendments thereto, each trust, insurance, annuity, or other funding Contract related thereto; (ii) the three most recent annual reports, financial statements, and actuarial reports (if any) prepared with respect thereto; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Benefit Plan, and all material employee communications relating to such Benefit Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority within the past year relating to each Benefit Plan.

(e)Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, or is obligated to contribute to, nor has the Company nor any of its Subsidiaries maintained, sponsored or been obligated to contribute to, within the last six (6) years, any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.  No liability under Title IV of ERISA (including withdrawal liability) has been incurred by the Company, any Subsidiary of the Company or any Controlled Group Member that has not been satisfied in full, and no condition exists that would reasonably be expected to result in the Company or any of its Subsidiaries incurring a liability under such Title.  None of the assets of the Company, any Subsidiary of the Company or any Controlled Group Member are subject to any lien under any minimum funding waiver or arising under Section 303(k) or 4068 of ERISA or Section 430(k) of the Code, and no condition exists that would reasonably be expected to result any such lien arising.

(f)None of the Benefit Plans is, and neither the Company nor any of its Subsidiaries has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(g)Neither the Company, any Subsidiary of the Company, nor any Controlled Group Member maintains retiree life or retiree health insurance plans that provide for continuing health insurance benefits or coverage for any participant or beneficiary of participant, except as set forth on Schedule 4.16(g) or as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at the sole expense of the participant or any participant’s beneficiary.  No Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(h)Each Benefit Plan that is a “group health plan” (as defined in Code Section 5000(b)(1) or Title I of ERISA) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA or similar state law.

(i)Except for the Benefit Plans set forth on Schedule 4.16(i), no Benefit Plan exists that, as a result of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would result in or is a precondition to (i) any current or former employee, director or other service provider of or to the Company or any of its Subsidiaries becoming entitled to severance pay or benefits or any similar payment or benefit, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to the Company or any of its Subsidiaries, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any obligation of any kind to reimburse or gross-up any employee or former employee of the Company or any of its Subsidiaries with respect to any taxes, penalties, or interest or assessments imposed under or with respect to Sections 409A or 4999 of the Code.

(j)Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code complies in all material respects with Section 409A(a)(2)-(4) of the Code (and has so complied for the entire period during which Section 409A(a)(2)-(4) of the Code has applied to such Benefit Plan).  No Company Option has a per share exercise price that is less than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the date of grant of the Company Option.  None of the transactions contemplated by this Agreement or any other agreement referred to in this Agreement will constitute or result in a violation in any material respect of Section 409A(a)(2)-(4) of the Code.

(k)Except as would not reasonably be expected to give rise to material liability to the Company or any of its Subsidiaries, each Person who performs services for the Company or any Subsidiary of the Company has been, and is, properly classified by the Company or such Subsidiary as an employee or independent contractor.

(l)Neither the Company nor any Subsidiary is a party to any Contract with any professional employer organization.

4.17Insurance

.  Schedule 4.17 lists all insurance policies (by policy number, insurer, annual premium, premium payment dates, expiration date and type of coverage) held by the Company or any Subsidiary of the Company relating to its properties, assets, business or employees, copies of which have been made available to Parent.  As of the date hereof, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, and there is no material claim pending under any such insurance policies.

4.18Environmental Matters

.  Except as set forth on Schedule 4.18, (i) the Company and its Subsidiaries are in compliance in all material respects with, and have no material liability under, Environmental Laws; (ii) each of the Leased Premises is in, and has been maintained by the Company or the applicable Subsidiary in, material compliance with all applicable Environmental Laws; (iii) the Company and its Subsidiaries maintain and are in compliance in all material respects with all permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to occupy its facilities and operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted (“Environmental Permits”), and there are no pending actions by any Governmental Authority that would reasonably be expected to result in the termination, revocation, or adverse modification of any such Environmental Permits; (iv) there are no Actions pending or, to the knowledge of the Company, threatened in writing or orally against the Company under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use or disposal of any Hazardous Materials with respect to the Leased Premises or any other property currently or formerly owned or leased by the Company or any of its Subsidiaries (or to the Company’s knowledge any of their predecessors), except for any matters relating to such notice that have been settled or resolved without further obligation, liability or cost to the Company or its Subsidiaries; (v) the Company has made available to Parent all material environmental assessment reports concerning any alleged violation of any applicable Environmental Law by the Company or any of its Subsidiaries with respect to any property currently or formerly owned or leased by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of their predecessors) in the possession of the Company or any of its Subsidiaries; (vi) there have been no releases of Hazardous Materials by the Company or any of its Subsidiaries at any property currently owned or leased by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of their predecessors), in concentrations or circumstances that reasonably would be expected to give rise to a material liability under Environmental Laws;

(vii) there are no storage tanks (above ground or underground storage tanks) (STs) controlled by the Company or any of its Subsidiaries located in, at, on or under any Leased Premise other than the fuel STs specifically identified in Schedule 4.18 as STs, and each of those STs is in compliance with all Environmental Laws; and (viii) except as set forth in the Leases, none of the Company or its Subsidiaries has provided any contractual indemnifications relating to Liabilities arising under Environmental Laws to any third party in relation to any businesses or properties acquired or sold by the Company or its Subsidiaries that reasonably could be expected to give rise to any material Liability.

4.19Leases; Real Property

.

(a)Schedule 4.19(a) contains a complete and accurate list of all premises currently leased by the Company or any Subsidiary of the Company (collectively, the “Leased Premises”) and of all leases related thereto (collectively, the “Leases”).  The Company has made available to Parent true and complete copies of (i) each Lease and all material amendments and agreements relating thereto, and (ii) all material approvals of Governmental Authorities and other third parties relating thereto relating to the occupancy, use and operation of the Leased Premises, in each case (x) as amended or otherwise modified and in effect as of the date of this Agreement, and (y) with respect to the preceding clause (ii), to the extent that such approvals are in the possession of the Company or the applicable Subsidiary of the Company.  The current annual rent and term under each Lease are as set forth on Schedule 4.19(a).  All rent and other charges due and payable under the Leases have been paid in full, except for Liabilities reflected or fully reserved against as such in the Financial Statements.

(b)The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder on the part of the Company or the applicable Subsidiary of the Company, and (iii) to the knowledge of the Company, there has been no occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by any other party.  With respect to each of the Leased Premises, the Company or the applicable Subsidiary has an unencumbered leasehold interest in the Leased Premises, other than any encumbrances which do not, individually or in the aggregate, materially interfere with or otherwise materially affect the present use and enjoyment by the Company or such Subsidiary of the Leased Premises subject thereto or affected thereby.  Neither the Company nor the applicable Subsidiary of the Company has waived any material rights under any Lease which would be in effect on or after the date of this Agreement and which would be materially adverse to the Company or such Subsidiary.  Neither the Company nor any applicable Subsidiary has assigned any Lease or subleased all or any portion of the Leased Premises.  Neither the Company nor any Subsidiary has made any material alterations, additions or improvements to the Leased Premises that are required to be removed at the termination of the applicable Lease term.

(c)The Company or the applicable Subsidiary has received all material approvals of Governmental Authorities and other third parties (including, without limitation, material Permits and a certificate of occupancy or other similar certificate permitting occupancy and use of the Leased Premises) required in connection with the occupancy, use and operation as a tenant thereof.  Neither the Company nor any Subsidiary of the Company has received written or, to the knowledge of the Company, oral notice of a currently outstanding material violation by the Company or the applicable Company Subsidiary of any applicable Law relating to the Leased Premises or the occupancy, use or operation thereof or notice of condemnation, special assessment or the like, with respect thereto.

(d)None of the Company or any of its Subsidiaries owns, or has ever owned, any real property.

4.20No Other Agreements to Sell

.  None of the Company or any of the Company’s Subsidiaries has any legal or other obligation to any Person (other than Parent) to sell, encumber or otherwise transfer its equity interests (other than pursuant to the Company Options), assets (other than inventory in the ordinary course of business) or business (in whole or in part), or effect any merger, consolidation or other reorganization of the Company or any of the Company’s Subsidiaries, or to enter into any agreement with respect thereto.

4.21Transactions with Certain Persons

.  Except as set forth on Schedule 4.21, no officer or director of the Company or any of the Company’s Subsidiaries nor, to the knowledge of the Company, any member of any such individual’s immediate family is presently, or within the past three years has been, a party to any material transaction with the Company or any of the Company’s Subsidiaries, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company or a Subsidiary of the Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring material payments to (other than for services or expenses as directors, officers or employees of the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice) any such individual or any corporation, partnership, trust or other entity controlled by any such individual.  Other than pursuant to any Benefit Plan listed on Schedule 4.16(a), (b) or (c) or Contracts listed on Schedule 4.21, none of the Company or any of the Company’s Subsidiaries has outstanding any Contract or other arrangement or commitment with any director, officer or employee of the Company that requires payment by the Company or requires the Company to provide benefits to any such person or entity.

4.22Employees

.  Concurrently with or prior to the signing of this Agreement, the Company has delivered to Parent a complete and accurate list of all employees of the Company and the Company’s Subsidiaries, either in one aggregate list or separate lists by entity or business, as of January 16, 2015 (or any later date on or prior to the date hereof) showing for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation obligations of the Company or any Subsidiary of the Company thereto) and also showing any bonus, commission or other incentive remuneration paid during the Company’s fiscal year ended September 30, 2014, and each existing written contractual arrangement with any such employee (it being understood that the Parties do not consider any “at-will” arrangements with employees to be Contracts) is referred to in Schedule 4.16(a).

4.23Labor Matters

.  Except as set forth on Schedule 4.23, none of the Company or any Subsidiary of the Company is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its employees and except as disclosed on Schedule 4.23, to the knowledge of the Company, there are no activities or proceedings, or threatened activities or proceedings, of any labor union or other party to organize or represent such employees.  There has not occurred or, to the knowledge of the Company, been threatened in the past three years, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.  In the last three years, none of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would trigger material notice or material liability under any applicable state or local plant closing notice Law that remains unsatisfied.  Except as set forth in Schedule 4.23, the Company and the Company’s Subsidiaries are in compliance in all material respects with all Laws relating to employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions.

4.24Absence of Changes

.  From September 30, 2014 until the date hereof, (a) except as set forth on Schedule 4.24, each of the Company and the Company’s Subsidiaries has conducted its business in the ordinary course of business consistent with past practice in all material respects, (b) except as set forth on Schedule 4.24, none of the Company or the Company’s Subsidiaries has taken any action that would be prohibited from being freely taken by clauses (a)-(r) of Section 6.1 if such action had been taken after the date hereof, and (c) there has not occurred any Material Adverse Effect.

4.25Government Contracts.

(a)Schedule 4.25(a) sets forth a true and correct list of (i) the largest Government Contracts representing ninety percent (90%) of the gross revenue of the Company and its Subsidiaries for the fiscal year ended September 30, 2014 to which the Company or any of the Company’s Subsidiaries is a party, except where applicable confidentiality restrictions or national security requirements prevents such disclosure on Schedule 4.25(a), (ii) the largest Government Contracts representing ninety percent (90%) of the gross revenue of the Company and its subsidiaries for the period from October 1, 2014 to January 31, 2015 (each Contract included within clause (i) or (ii) of this Section 4.25(a), a “Material Government Contract”), and (iii) each Government Bid to which the Company or a Company Subsidiary is a party and for which an award has not been issued as of the date of this Agreement, and with a total estimated contract value, if awarded, in excess of $2,500,000 (each such Government Bid, a “Material Government Bid”), except where applicable confidentiality restrictions or national security requirements prevents such disclosure.  No later than five (5) Business Days prior to the Closing Date, Schedule 4.25(a) shall be amended by the Company or a Subsidiary of the Company to include any Government Contract that was entered into by the Company or a Subsidiary of the Company, or any Government Bid submitted by the Company or a Subsidiary of the Company, between the date of this Agreement and the Closing which would be required to be set forth on Schedule 4.25(a) if such Government Contract was entered into or if such Government Bid was submitted, as the case may be, prior to the date hereof.

(b)Each Government Contract was legally awarded, is valid, binding and enforceable in accordance with its terms (except to the extent that the enforceability thereof against a party that is not a Governmental Authority may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles), and is in full force and effect and no Governmental Authority has notified the Company or the applicable Subsidiary in writing or, to the knowledge of the Company, orally that any Material Government Bid or Material Government Contract is currently the subject of bid or award protest proceedings.  None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default or breach in any material respect under the terms of any Government Contract.

(c)With respect to each Government Contract: (A) the Company or the applicable Subsidiary of the Company has complied in all material respects with the terms and conditions of such Government Contract including all clauses, provisions and requirements incorporated expressly, by reference or by operation of any Laws and regulations therein; (B) the Company or applicable Subsidiary of the Company has complied in all material respects with the requirements of all applicable Laws, regulations, certification and disclosure requirements, and administrative orders, including, but not limited to, the Truth in Negotiations Act, the Service Contract Act, the Procurement Integrity Act, the Contract Disputes Act, the Office of Federal Procurement Policy Act, the Federal Acquisition Regulation (“FAR”) and any applicable agency supplement incorporated explicitly by reference or by operation of Law, where and to the extent applicable; and (C) no Governmental Authority nor other Person has notified the Company or applicable Subsidiary in writing or, to the knowledge of the Company, orally that the Company or such Subsidiary has breached or violated, in any material respect, any certification, representation, disclosure, clause, provision, requirement, applicable Law, regulation or administrative order applicable to such Government Contract.

(d)The Company’s general position under its Government Contracts is that the applicable Governmental Authority owns and/or has “unlimited rights” (as defined in 48 C.F.R. 27.401) to software, technical data, and Intellectual Property developed and/or paid for by the applicable Governmental Authority under such Government Contracts.  The Company and its Subsidiaries generally have not taken steps to limit or restrict the applicable Government Authority’s rights in such software, technical data, or Intellectual Property under such Government Contracts.

(e)Except as set forth in Schedule 4.25(e), (i) to the knowledge of the Company, neither the Company nor any Subsidiary of the Company, nor any directors, officers or employees of the Company or any Subsidiary of the Company is, or at any time since January 1, 2010 has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority (except as to security investigations relating to the issuance of facility or personnel clearances), (ii) there is not any pending material Action by or against the Company or any Subsidiary of the Company or, to the knowledge of the Company, any of their respective employees arising under or relating to a Government Contract, (iii) since January 1, 2010, neither the Company nor a Subsidiary of the Company has conducted or initiated any internal investigation or made a mandatory or voluntary disclosure, including any disclosure under the FAR mandatory disclosure provisions, to any Governmental Authority or responded to a subpoena or other request for information or documents by any Governmental Authority arising under or relating to any Government Contract or with respect to the conduct of the Company’s or such Subsidiary’s business, and (iv) to the knowledge of the Company, since January 1, 2010, no facts have been reported through the Company’s hotline or otherwise through the Company’s established compliance procedures, which would reasonably be expected to give rise to a claim for fraud (as such concept is defined under the applicable U.S. or foreign Laws) under any applicable Law, or, without limiting the foregoing, for any violation of the United States civil or criminal False Claims Act.

(f)Except as set forth in Schedule 4.25(f), there are (i) no outstanding material claims against the Company or a Subsidiary of the Company by any customer that is a Governmental Authority or by any prime contractor, subcontractor or vendor arising under or relating to any Government Contract; (ii) no outstanding material claims or requests for equitable adjustment by the Company or a Subsidiary of the Company against any customer that is a Governmental Authority, prime contractor, subcontractor or vendor arising under or relating to any Government Contract and (iii) no outstanding material disputes with any Governmental Authority arising under or relating to any Government Contract under the Contract Disputes Act, 41 U.S.C. §§ 601-613 (CDA) or any other applicable federal statute or comparable foreign law.  To the knowledge of the Company, the Company and the Company’s Subsidiaries do not have any interest in any pending claim against a Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(g)Except as set forth in Schedule 4.25(g), no payment due to the Company or a Subsidiary of the Company pertaining to a Government Contract has been withheld or set off in a material amount, nor to the knowledge of the Company has any claim been made to withhold or set off in a material amount any such payment.

(h)Except as set forth in Schedule 4.25(h), since January 1, 2010, no claim for payment or reimbursement of costs in excess of $250,000 incurred by the Company or a Subsidiary of the Company relating to a Government Contract has been questioned or challenged in a writing delivered or provided to the Company or any of its Subsidiaries, or to the knowledge of the Company, orally by a Governmental Authority, or to the knowledge of the Company, been subject to any audit (other than routine audits and similar inquiries) or investigation or disallowed by any Governmental Authority.  To the knowledge of the Company, (i) there are no reports resulting from any audits or other investigations conducted since January 1, 2010 by the Defense Contract Audit Agency or other Governmental Authority of any of the Government Contracts (past or present) that conclude that the Company or the Company’s Subsidiaries engaged in overcharging or other defective pricing practices or in other practices that violate the FAR; and (ii) there are no contract audits or other investigations by any Governmental Authority of any Government Contracts (past or present), which are either ongoing or have been completed but the report of which has not yet been issued (and is expected to be issued) and which are expected to recommend material fines, material penalties or other material sanctions.  Neither the Company nor any of the Company’s Subsidiaries has been notified in writing, or to the knowledge of the Company, orally by the Defense Security Service nor by any other Governmental Authority of any investigations, inquiries, or reviews relating to the facility and personnel security clearances granted by any Governmental Authority to the Company or to any of the Company’s Subsidiaries.

(i)Except as set forth in Schedule 4.25(i), since January 1, 2010, all facts set forth or acknowledged by any representations, disclosures, or certifications submitted by or on behalf of the Company or a Subsidiary of the Company in connection with Government Contracts were current, accurate and complete in all material respects as of their effective date, and the Company or such Subsidiary has made all certifications and disclosures to a Governmental Authority that are required with respect to any Government Contract.

(j)Except as set forth in Schedule 4.25(j), since January 1, 2010, no Government Contract was awarded to the Company or a Subsidiary of the Company based upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, other preferential status, or other “set aside” status, nor to the knowledge of the Company did any Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract rely upon the Company’s or any of its Subsidiaries’ small business status, small disadvantaged business status, protégé status, or other preferential status in evaluating any of the Company’s or any of its Subsidiaries’ offers, quotations, bids, or proposals, or in making award of any Government Contract.  For the avoidance of doubt, the Company makes no representation or warranty herein that the Company or any Subsidiary of the Company maintains any such status as described in the immediately preceding sentence.

(k)Except as set forth in Schedule 4.25(k), since January 1, 2010, the Company and the Company’s Subsidiaries have complied in all material respects with all terms and conditions of Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference therein, and any applicable Law, regulation, government policy or government manual relating to the safeguarding of, and access to, classified information.

(l)The accounting systems of the Company and its Subsidiaries meet in all material respects the requirements of the FAR, as applicable.  The pricing, estimating, inventory and procurement systems relating to the Government Contracts entered into since January 1, 2010 that have been disclosed to the relevant Governmental Authorities are, to the knowledge of the Company, in compliance in all material respects with all applicable Laws, regulations and procedures.  Without limiting the foregoing, to the knowledge of the Company, the Company’s and its Subsidiaries’ dealings with its suppliers, vendors and subcontractors are, and have been at all times since January 1, 2010, in compliance in all material respects with all applicable laws, regulations and contractual commitments regarding price discrimination, kickbacks, and restrictions on subcontractor sales to Governmental Authorities.

(m)Except as set forth in Schedule 4.25(m), none of the Company, any of the Company’s Subsidiaries or, to the knowledge of the Company, its directors, officers or other employees is or since January 1, 2010, has been suspended, debarred or proposed for debarment or suspension, or, to the knowledge of the Company received notice of actual or proposed debarment or suspension, from participation in the award of Government Contracts for or with any Governmental Authority or, to the knowledge of the Company, is or during such period, was, the subject of a finding of non-responsibility or ineligibility for Government Contracts (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

(n)Since January 1, 2010, neither the Company nor any of its Subsidiaries has, with respect to any material Government Contract, received in writing or, to the knowledge of the Company, orally: any notice of termination for convenience in whole or in part, any notice of termination for default, cure notice or show cause notice, deficiency or similar notice, stop work order, or non-exercise of an option to extend a multi-year Government Contract within the applicable period of performance.

(o)The Company and its Subsidiaries have all material procedures and facility and personnel security clearances necessary to conduct the Company’s and each such Subsidiary’s business of a classified nature up to the level of its present clearances, and are taking and have taken all actions reasonably necessary to maintain and protect such facility and personnel clearances.  The Company and its Subsidiaries are in compliance in all material respects with applicable industrial security requirements, including without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), as appropriate, and have implemented proper procedures, practices and records to maintain security clearances necessary to perform its current Government Contracts.  Since January 1, 2010, no termination for default, notice of rescission, notice of revocation, notice of wrongdoing, notice of breach, cure notice or show cause notice from the Defense Security Service or any other Governmental Authority has been issued in writing or, to the knowledge of the Company, orally and remains unresolved with respect to any such clearances.

(p)Except as set forth in Schedule 4.25(p), neither the Company nor any of its Subsidiaries is or has at any time since January 1, 2010 been in violation in any material respect of the requirements of any Government Contract with respect to Cost Accounting Standards, 48 CFR Part 9900 et seq., and to the knowledge of the Company all amounts charged since January 1, 2010 to or presently carried as chargeable to any Government Contract have been or will be reasonable, allowable and allocable to each such Government Contract and to the knowledge of the Company, there are no known or reasonably anticipated cost overruns that would materially increase the estimated cost to complete performance of any Government Contract, and for which the Company reasonably anticipates that it would not be paid.

(q)The Company and its Subsidiaries are in compliance in all material respects with all material obligations relating to any equipment or fixtures owned by any Governmental Authority and loaned, bailed or otherwise furnished to or held by the Company or a Subsidiary.

(r)Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any material adverse or negative past performance evaluations or ratings in connection with any Government Contract with a Governmental Authority.

(s)Except as set forth in Schedule 4.25(s), to the knowledge of the Company, there is no material work or material future business opportunities from which the Company or a Subsidiary of the Company is currently limited, prohibited or otherwise restricted from performing or bidding, due to “organizational conflicts of interest” (as defined by FAR Subpart 9.5), Contract terms or provisions, or organizational conflicts of interest mitigation plans submitted by the Company or a Subsidiary of the Company in connection with any material Government Contract.

(t)Since January 1, 2010, the Company and the Company’s Subsidiaries have not made any material assignment of the Government Contracts or of any interests in the outstanding Government Contracts.  The Company and the Company’s Subsidiaries have not entered into any material financing arrangements with respect to any outstanding Government Contract.

(u)Except as set forth in Schedule 4.25(u):

(i)The Company and the Company’s Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), and Executive Orders based on the authority vested in the President under the International Emergency Economic Powers Act (IEEPA), as amended, the Trading With the Enemy Act (TWEA) and other U.S. sanctions laws; sanctions administered by the U.S. Department of State, including, but not limited to, nonproliferation sanctions and sanctions under the Iran Sanctions Act of 1996, as amended (50 U.S.C. § 1701 note); and the Laws implemented by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury (collectively, and any successors or replacements thereof, the “Export Control Laws”).  Since January 1, 2010, neither the Company nor any of the Company’s Subsidiaries has received written or, to the knowledge of the Company, oral communication from any Governmental Authority of any actual or alleged violation, breach or noncompliance with the Export Control Laws.

(ii)The Company and the Company’s Subsidiaries are in material compliance with the antiboycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.  To the knowledge of the Company, neither the Company nor any of the Company’s Subsidiaries has received any communication during the past five years that alleges that the Company or any of its Subsidiaries is not, or may not be, in compliance with, or has, or may have, any liability under the Export Control Laws.

(iii)Since January 1, 2010, neither the Company nor any of its Subsidiaries (A) has entered into a Consent Agreement with the United States Department of State Directorate of Defense Trade Controls (DDTC), or (B) has had fines or penalties imposed by the State or Commerce Departments or OFAC in connection with violations of Export Control Laws.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any open investigations, voluntary disclosures or enforcement actions that are currently being reviewed by the State or Commerce Departments or OFAC.

(v)Since January 1, 2010, neither the Company nor any of its Subsidiaries, nor any directors or officers thereof (nor, to the knowledge of the Company, any employee or Person acting for or on behalf of any of the foregoing), has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered, promised or authorized the payment of anything of value to any foreign or domestic government officials or employees of any foreign or domestic political parties or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of Law, (iii) made any other payment in violation of Law to any official of any Governmental Authority, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, or (iv) violated any applicable money laundering or anti-terrorism law or regulation or the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

4.26Brokers

.  Except as set forth on Schedule 4.26, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.  All such fees, commission or similar charges, including those identified on Schedule 4.26, will, to the extent not paid by the Company or a Subsidiary of the Company prior to the Closing, be paid in accordance with Section 3.8.

4.27No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article IV, neither the Company, nor any other Person (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the properties, assets used in the business of or held by the Company or any of the Company’s Subsidiaries, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company’s Subsidiaries or their respective businesses, in each case except as expressly set forth in this Article IV or as and to the extent required by this Article IV to be set forth in the Company Disclosure Schedules.

Article V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company the matters following in this Article V.

5.1Organization

.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified, registered or licensed to do business in each jurisdiction in which the nature of its business or operations would require such qualification, registration or licensure except where the failure to be so qualified, registered or licensed would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.  Each of Parent and Merger Sub has full power and authority to own, lease and operate its properties and assets and each of Parent and Merger Sub has full corporate power and authority to carry on its business as now conducted and to enter into and to perform this Agreement.

5.2Authorization

.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Sub, and each of Parent’s and Merger Sub’s consummation of the transactions contemplated hereby and thereby, have been duly approved by the board of directors of Parent and Merger Sub, respectively.  No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby.

5.3Binding Agreement

.  This Agreement has been duly executed by each of Parent and Merger Sub and delivered to the Company, and constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Upon execution and delivery at the Closing by Parent and Merger Sub, as applicable, each other Transaction Document to which each of them is or is specified to be a party, will be duly and validly executed by Parent or Merger Sub, as applicable, and delivered to the Company on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) Parent’s or Merger Sub’s, as applicable, legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

5.4No Breach

.  Subject to the necessity of obtaining approvals or termination or expiration of the waiting period under the HSR Act and, in the case of clauses (b) and (c) of this Section 5.4, except as would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not (a) violate or conflict with Parent’s or Merger Sub’s Governing Documents or any Laws to which Parent or Merger Sub is subject, or by which Parent or Merger Sub may be bound, (b) (with or without giving notice or the lapse of time or both) breach or conflict with, constitute or create a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract, agreement, or other commitment to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, or (c) require any filing with, or permit, consent or approval of, or the giving of notice to, any Governmental Authority or other Person.

5.5Litigation

.  There is no Action or Governmental Order of any nature, pending, rendered or, to Parent’s or Merger Sub’s knowledge, threatened, against Parent or Merger Sub that reasonably would be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.6Financial Ability

.  As of the date of this Agreement, Parent has received an executed debt commitment letter dated the date hereof (including all exhibits and attachments thereto and as the same may be amended and restated from time to time prior to the Closing Date, the “Debt Commitment Letter”) from Citigroup Global Markets Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which the Financing Sources parties thereto have committed, subject to the terms and conditions set forth therein, to provide to Parent and Merger Sub the Financing in cash in the aggregate amount set forth in the

Debt Commitment Letter.  A true and complete copy of the fully executed Debt Commitment Letter as in effect on the date hereof has been provided to the Company.  Parent has fully paid any and all commitment or other fees required by the Debt Commitment Letter to be paid on or before the date hereof.  As of the date hereof, the Debt Commitment Letter is valid and in full force and effect and enforceable against Parent and, to the knowledge of Parent, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  As of the date hereof, there are no conditions precedent or other contingencies related to the Financing as contemplated by the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter (such conditions, the “Financing Conditions”), and none of the commitments contained in the Debt Commitment Letter have been withdrawn or rescinded in any respect.  Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Financing or transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letter and the fee letters and engagement letters related thereto.  Neither such fee letters nor such engagement letters contain any term or condition that could affect the initial funding of the Financing or the availability of the Financing. The aggregate proceeds of the Financing contemplated by the Debt Commitment Letter, together with the available cash on hand at Parent on the Closing Date, will be sufficient for Merger Sub and the Surviving Corporation to make all Closing Date Payments and to pay all fees and expenses required to be paid by Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub on the Closing Date.

5.7Solvency; Surviving Corporation After the Merger

.  None of Parent or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  Assuming (i) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and (ii) satisfaction of all of the conditions to the obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, and after giving effect to the transactions contemplated by this Agreement, including the Merger, at and immediately after the Effective Time, each of Parent and the Surviving Corporation and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.8Parent’s and Merger Sub’s Acknowledgment

.  Each of Parent and Merger Sub acknowledges that none of the Company, any of the Company’s Subsidiaries, nor any other Person acting on behalf of the Company or any of the Company’s Subsidiaries, nor any Affiliate of the Company or any of the Company’s Subsidiaries (a) has made any representation or warranty, express or implied, regarding the Company or any of the Company’s Subsidiaries except as expressly set forth in this Agreement, the Transaction Documents and the Company Disclosure Schedules or (b) makes or shall be deemed to have made hereunder any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company or any of the Company’s Subsidiaries.  Parent and Merger Sub have conducted such investigations of the Company and the Company’s Subsidiaries as they deem necessary and appropriate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.9Brokers

.  Except for as set forth on Schedule 5.9, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

5.10Operations and Assets of Merger Sub

.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities of any nature or conducted any business, other than pursuant to or in connection with this Agreement.  Parent owns, beneficially and of record, all of the outstanding equity interests of Merger Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing).

5.11No Foreign Ownership

.  Except as set forth on Schedule 5.11, no foreign government, agency of a foreign government, or representative of a foreign government, no business enterprise or other entity organized under the laws of any country other than the United States or its territories, nor any person who is not a citizen or national of the United States (each a “Foreign Interest”) individually or collectively with all other Foreign Interests (a) owns or has a beneficial ownership of five percent (5%) or more of any class of Parent’s equity securities, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of Parent, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of Parent.  Schedule 5.11 sets forth the country of organization for each Foreign Interest listed thereon.  To the knowledge of Parent without independent investigation or inquiry, none of the Foreign Interests listed on Schedule 5.11  is domiciled in, or controlled by a Person domiciled in, any country listed in Section 126.1 of the International Traffic in Arms Regulations (22 C.F.R. §§120-130).  Except as set forth on Schedule 5.11, Parent does not, directly or indirectly through subsidiaries and/or Affiliates, own ten percent (10%) or more of any Foreign Interest.

5.12No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article V, neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent, Parent’s Subsidiaries (including Merger Sub) or their respective businesses, in each case except as expressly set forth in this Article V or as and to the extent required by this Article V to be set forth in the Parent Disclosure Schedules.

Article VI.
COVENANTS OF THE COMPANY

6.1Conduct of Business

.  The Company hereby covenants and agrees that, from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless set forth on Schedule 6.1 or otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will, and will cause each Subsidiary of the Company to, consistent with past practice: (i) operate its business in the usual and ordinary course; (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and ongoing operations, retain the services of its respective officers and key employees and maintain its relationship with its respective officers and key employees and maintain its relationship with its respective customers and suppliers; (iii) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (iv) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; and (v) operate its business in all material respects in compliance with all applicable Laws.  Without limiting the generality of the foregoing, except (w) as expressly contemplated by this Agreement, (x) as set forth on Schedule 6.1, or (y) otherwise consented to in writing by Parent (which consent will not be unreasonably delayed or withheld), from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company will not, and the Company will cause each Subsidiary of the Company not to, take any of the following actions:

(a)except as may be required by applicable Law: (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or the accrual for or payment of bonuses payable or to become payable to employees in the ordinary course of business and consistent with past practice, (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees, or (iii) adopt, amend or terminate any Benefit Plan;

(b)(i) redeem, repurchase or otherwise reacquire any shares of the Company’s capital stock or any securities or obligations convertible into or exchangeable for any shares of the Company’s capital stock, or any options, warrants or conversion or other rights to acquire any shares of the Company’s capital stock or any such securities or obligations, except as permitted under any Benefit Plan, (ii) effect any reorganization or recapitalization of the Company, or (iii) split, combine or reclassify any of the Company’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock;

(c)issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (except in connection with exercises of Company Options), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares or any phantom stock, phantom stock rights, stock appreciation rights or stock based performance units;

(d)acquire or agree to acquire, merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person;

(e)sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its material assets except for (i) dispositions of properties or assets that are in the ordinary course of business and consistent with past practice and (ii) Permitted Liens;

(f)adopt any amendments to its Governing Documents;

(g)make any material change in any of its methods, principles or practices of accounting or make any material reclassification of assets or liabilities, except as may be required by applicable Law or GAAP;

(h)incur or guarantee any Indebtedness for borrowed money or other material Indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities or warrants or other rights to acquire debt securities of the Company or such Subsidiary, except in the ordinary course of business consistent with past practice under the Credit Documents;

(i)transfer to any Person any material rights to Company IP other than licenses granted in the ordinary course of business consistent with past practice;

(j)enter into any operating lease with an aggregate value in excess of $500,000;

(k)make any capital expenditures, capital additions or capital improvements in an amount in excess of $1,000,000, other than in the ordinary course of business;

(l)other than revenue-generating Contracts, enter into, amend or terminate any Lease, Contract, commitment, understanding or other arrangement in each case involving annual expenditures or liabilities in excess of $1,000,000 or which is not cancelable within three months without penalty, cost or liability;

(m)enter into any collective bargaining agreement;

(n)make or change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund, in each case with respect to a Tax that is material in amount;

(o)pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 6.1(p), or waive, release, grant or transfer any rights of material value, in each case, other than in the ordinary course of business consistent with past practice;

(p)settle or compromise any claim or Action, other than any claim or Action in an aggregate amount not in excess of $1,000,000;

(q)make any payment to an Affiliate, except (i) cash dividends or cash distributions to the Company Equityholders, (ii) in accordance with the terms of any Contract set forth on Schedule 4.21, (iii) compensation to employees in the ordinary course of business consistent with past practice or (iv) in accordance with clauses (i)-(v) of this Section 6.1; or

(r)enter into any agreement, or otherwise become obligated, to take any of the actions prohibited in the foregoing clauses (a)-(q).

6.2Inspection

.  Subject to (i) confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time and (ii) applicable national security requirements restricting access or disclosure of information, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, upon reasonable advance notice afford to Parent and its accountants, counsel and other representatives reasonable access at Parent’s sole cost and expense, during normal business hours, in such manner as to not disrupt or interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish Parent and its representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as Parent and its representatives may reasonably request; provided, however, that Parent shall not be permitted to (i) perform any environmental sampling at any Leased Premises, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions or (ii) contact any customer, vendor or supplier of the Company or any of its Subsidiaries for the purpose of discussing with such customer, vendor or supplier the business or affairs of the Company or any of its Subsidiaries or the transactions contemplated hereby without the prior written consent of the Company.  Subject to applicable Law, Parent, Merger Sub and their respective Affiliates and representatives will hold in confidence all information obtained from the Company, the Company’s Subsidiaries and their respective Affiliates, directors, officers, agents, representatives or employees in accordance with the provisions of the Confidentiality Agreement, which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement.

6.3HSR Act and Regulatory Approvals

.

(a)In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act.  The Company shall use reasonable best efforts to comply with any Information or Document Request as promptly as reasonably practicable.  The Company shall cooperate in good faith with the Regulatory Consent Authorities and shall use reasonable best efforts to (i) obtain the termination or expiration of the waiting period under the HSR Act and (ii) prevent any Action by a Regulatory Consent Authority that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(b)Notwithstanding the foregoing, the Company shall have no obligation to (i) proffer, consent, or agree to a Governmental Order or other agreement or stipulation providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company; (ii) effect the disposition, licensing or holding separate of assets or lines of business of the Company; or (iii) contest, challenge, or litigate any Governmental Order, administrative or judicial action or proceeding, or any decree, judgment, injunction or other order, whether temporary, preliminary, or permanent.

6.4Cooperation with Financing

.

(a)From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, the Company shall, and shall cause the Company’s Subsidiaries to, cooperate and use commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company’s Subsidiaries to provide to Parent, at Parent’s sole expense, such reasonable cooperation in connection with the arrangement of the Financing as is customary and may be reasonably requested by Parent.  Such cooperation shall include (without limitation): (i) upon reasonable notice, participation in a reasonable number of meetings and presentations with prospective lenders and rating agencies, (ii) assistance with the preparation of customary materials for rating agency meetings and bank information memoranda, authorization letters, payoff documentation related to the Credit Documents and other debt and/or liens that are to be paid and/or released at Closing, (iii) participation by senior management of the Company in the negotiation of the Debt Documents (including using commercially reasonable efforts to deliver information regarding the Company and Company’s Subsidiaries necessary for schedules and certificates to be delivered in connection with the Financing), (iv) (A) delivering a customary payoff letter, executed by each party thereto, with respect to the Funded Debt, (B) assisting with the preparation of such documentation as may be required to evidence the release of Liens securing the Funded Debt, and (C) delivering customary “know your customer” and Patriot Act documentation that Parent has requested at least 10 Business Days prior to the Closing Date, as may be required to satisfy a Financing Condition, (v) delivering to Parent (x) unless the conditions set forth in Article IX are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) prior to May 15, 2015, an unaudited consolidated balance sheet and related statement of income and cash flows of the Company and its Subsidiaries for the fiscal quarter ended March 31, 2015 (the “Required Financial Information”) and (y) such other financial and other pertinent information regarding the Company and the Company’s Subsidiaries as may be reasonably requested by Parent on or prior to March 31, 2015 and that is customarily needed for financings of the type contemplated by the Debt Commitment Letter, other than financial statements (except for the financial statements described in clause (x) above) and any information the disclosure of which is restricted by applicable Law, national security requirements or other confidentiality obligation (together with the Required Financial Information, the “Required Information”), and (vi) using commercially reasonable efforts to satisfy the Financing Conditions set forth in paragraph 3 of Exhibit D to the Debt Commitment Letter to the extent the satisfaction of such conditions is within the control of the Company or any of the Company’s Subsidiaries; provided, however, that if the Company believes in good faith that it has delivered the Required Information to Parent, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered to Parent (and the Financing Sources that are a party to the Debt Commitment Letter on the date hereof) at the time specified in such notice unless the Parent believes in good faith that the Company has not completed the delivery of the Required Information and, within two Business Days after the delivery of such notice, delivers a written notice to the Company to that effect stating with specificity what Required Information has not been delivered; provided further, that the Company shall only be obligated under this Section 6.4(a) to deliver such financial statements and information to the extent they may be reasonably obtained from the books and records of the Company and the Company’s Subsidiaries without undue effort or expense and in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide pro forma financial statements or pro forma adjustments related to the Financing; provided, further, that the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 6.4(a) that: (A) unreasonably interferes with the ongoing business of the Company or any of the Company’s Subsidiaries; (B) causes any representation or warranty of the Company in this Agreement to be breached; (C) causes any closing condition set forth in Article IX to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the Company or any of the Company’s Subsidiaries is a party; or (D) (without limiting the obligation set forth in Section 6.4(a)(iv) above) requires the Company, any of the Company’s Subsidiaries or their respective directors, officers, managers or employees to execute and deliver or enter into, or perform, any agreement, including any commitment letter and any Debt Documents with respect to the Financing prior to the Closing, and the Board shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Closing.  In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information pursuant to this Section 6.4(a) that is not currently readily available to the Company or the Company’s Subsidiaries on the date hereof or is not otherwise prepared in the ordinary course of business of the Company or the Company’s Subsidiaries at the time requested by Parent or for the failure to obtain review of any financial or other information by its accountants.

(b)In no event shall the Company or any Subsidiary of the Company be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any Subsidiary of the Company or any of their respective directors, officers, employees or representatives) or expense in connection with assisting Parent in arranging the Financing or as a result of any information provided by the Company, any Subsidiary of the Company or any of their respective Affiliates, directors, officers, employees or representatives in connection therewith.  Parent shall (i) promptly upon request by the Company, reimburse the Company for all out-of- pocket costs incurred in good faith by the Company and the Company’s Subsidiaries in connection with such cooperation and (ii) indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective Affiliates, directors, officers, employees and representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or providing any of the information utilized in connection therewith other than any Losses to the extent resulting from gross negligence, willful misconduct or material breach of this Agreement by any of the foregoing.

(c)To the extent that this Section 6.4 requires the Company’s cooperation with respect to any of Parent’s or Merger Sub’s obligations under the Debt Commitment Letter or relating to the Financing, the Company shall be deemed to have complied with this Section 6.4 for purposes of Article IX of this Agreement if the Company has provided Parent with the assistance required under this Section 6.4 with respect to the Debt Commitment Letter and the Financing.  Notwithstanding anything to the contrary, the condition set forth in Section 9.2(b), as it applies to the Company’s obligations under this Section 6.4, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s material breach of its obligations under this Section 6.4, which breach is a consequence of an act or failure to act by the Company with the knowledge that the taking of such act or failure to act would reasonably be expected to cause such breach.

6.5Stockholder Approval

.  Promptly after the execution and delivery of this Agreement, and, in any event, no later than 11:59 p.m. (Pacific time) on the first Business Day following the date hereof, the Company shall take all action necessary in accordance with the DGCL and the Company’s Governing Documents to solicit and obtain the Stockholder Approval by means of written consent (the “Stockholders’ Consent”).  The Company’s obligation to seek the Stockholder Approval in accordance with this Section 6.5 shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.  Promptly following receipt of the Stockholders’ Consent, the Company shall deliver a copy of such Stockholders’ Consent to Parent.

6.6No Solicitation

.

(a)Prior to the Closing, the Company shall not, nor shall it authorize or permit any of its Representatives directly or indirectly to, (i) solicit, initiate, seek, entertain or knowingly encourage, or take any action to solicit, initiate, seek, entertain or knowingly encourage any inquiries or communications relating to, or the making of any proposal or offer that constitutes or may constitute, an Acquisition Proposal, (ii) participate in any discussions or negotiations relating to, any Acquisition Proposal with any person other than Parent, (iii) furnish to any person other than Parent any information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make an Acquisition Proposal, or (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal.

(b)As promptly as practicable, and in any event within twenty-four (24) hours, after any officer or director of the Company receives any Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, including (i) the identity of the Person or group making any such Acquisition Proposal, request or inquiry, (ii) a copy of all written materials provided by such Person in connection with such Acquisition Proposal, request or inquiry and (iii) a written summary, if it is not in writing, of any such Acquisition Proposal, request or inquiry.  After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue to keep Parent promptly informed (in any event on a daily basis) of the status and details of any such Acquisition Proposal, request or inquiry (including, but not limited to, notice of all material amendments or developments with respect thereto).

(c)The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

6.7Notice of Certain Events; Supplemental Disclosure.

(a)The Company shall promptly notify Parent in writing of, and contemporaneously shall provide Parent with true and complete copies of, any and all information or documents in the Company’s possession (to the extent permitted to do so under applicable Law and Contract, and without materially prejudicing attorney-client or similar privilege) relating to any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, occurring on or after the date of this Agreement (except for changes or developments permitted or contemplated by this Agreement) that renders, or shall render, untrue in any material respect or causes, or shall cause, the breach in any material respect of any representation, warranty, covenant or agreement of the Company under this Agreement as if the same were made on or as of the date of such event, transaction or circumstance; provided, however, that for purposes of Article XII, the failure of the Company to notify Parent with respect to any event, transaction or circumstance that renders untrue in any material respect or causes the breach in any material respect of any representation or warranty of the Company under this Agreement shall not give rise to or form the basis of any claim for indemnification pursuant to Section 12.2(a)(ii), but shall not limit or otherwise affect the remedies available hereunder of the Parent Indemnified Parties pursuant to Section 12.2(a)(i).

(b)Until the date falling three Business Days prior to the Closing Date, the Company shall have the right (but not the obligation) from time to time to supplement or amend the Company Disclosure Schedules with (i) a list of actions taken by the Company that are permitted by the terms of this Agreement or to which Parent has consented in writing, including in each case pursuant to Section 6.1, and the Company Disclosure Schedule shall be deemed to be modified, supplemented and amended for all purposes hereunder to include such items and (ii) a list of any other matters first arising after the date hereof; provided that such other matters (x) shall not be deemed to have cured any breach of representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article IX have been satisfied or whether or not Parent shall have the right to terminate this Agreement pursuant to Section 10.1(b)(i), and (y) shall not be deemed to cure any breach of representation or warranty of the Company for purposes of Article XII.

6.8Management Agreements and Stockholders Agreements

.  The Company shall cause the Management Agreements and the Stockholders Agreements to terminate upon the occurrence of, or prior to, the Closing, with no liability for any payment, fee or penalty payable by Parent, the Company or any Subsidiary of the Company as a result of such termination, except for the payment of accrued fees and expenses under the terms of the Management

Agreements and which are included as current liabilities in the calculation of Closing Date Net Working Capital as determined in accordance with Section 3.5.

6.9Cooperation Regarding Financial Statements

.  The Company agrees to use commercially reasonable efforts to assist Parent with applicable accounting procedures with respect to the audited Financial Statements to meet the requirements of Regulation S-X of the Securities Act and Rule 3‑05 and Article 11 promulgated thereunder, including requesting that its accountants cooperate with Parent, and Parent shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket costs and expenses incurred by the Company in undertaking the foregoing; provided, however, that notwithstanding the foregoing, the failure of the audited Financial Statements to comply with the requirements of Regulation S-X of the Securities Act or Rule 3‑05 or Article 11 promulgated thereunder, shall not be deemed to constitute a breach of any representation, warranty, covenant or other agreement contained in this Agreement.

Article VII.
COVENANTS OF PARENT

7.1HSR Act and Regulatory Approvals

.

(a)In connection with the transactions contemplated by this Agreement, Parent shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act.  Parent shall use reasonable best efforts to comply with any Information or Document Request as promptly as reasonably practicable.

(b)Parent shall cooperate in good faith with the Regulatory Consent Authorities and shall use reasonable best efforts to (i) obtain the termination or expiration of the waiting period under the HSR Act and (ii) prevent any Action by a Regulatory Consent Authority that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c)Notwithstanding the foregoing, Parent shall have no obligation to (i) proffer, consent, or agree to a Governmental Order or other agreement or stipulation providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Parent; (ii) effect the disposition, licensing or holding separate of assets or lines of business of the Company or Parent; or (iii) contest, challenge, or litigate any Governmental Order, administrative or judicial action or proceeding, or any decree, judgment, injunction or other order, whether temporary, preliminary, or permanent.

(d)Parent shall promptly furnish to the Company and the Holder Representative copies of any notices or written communications received by Parent or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Parent shall permit counsel to the Company an opportunity to review in advance, and Parent shall consider in good faith the views of such counsel in connection with, any proposed written communications by Parent and its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement.  Parent agrees to provide the Company, the Holder Representative and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Parent or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby, provided, that Parent shall control and lead all communications and strategy before any Regulatory Consent Authority.

(e)Parent shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.2Indemnification and Insurance Matters

.

(a)From and after the Effective Time through the sixth anniversary of the Closing Date, Parent agrees that it shall and shall cause the Surviving Corporation and its Subsidiaries, to the fullest extent permitted by law, to indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines or Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).  Without limiting the foregoing, (i) Parent shall cause the Surviving Corporation and each of its Subsidiaries (x) to maintain for a period of not less than six years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (y) for a period of not less than six years from the Closing Date, not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law and (ii) Parent agrees that any indemnification and advancement of expenses available to any current or former director of the Company or its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Parent, the Surviving Corporation and its Subsidiaries pursuant to this Section 7.2 and that Parent, the Surviving Corporation and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.2, (B) shall be fully responsible for the advancement of all expenses and the payment of all Losses with respect to Sponsor Directors which are addressed by this Section 7.2 to the extent provided in this Section 7.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 7.2.  Parent shall assume, and be jointly and severally liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, each of the covenants in this Section 7.2.

(b)Parent or the Surviving Corporation shall cause directors’ and officers’ liability coverage for those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof; provided, however, that if such “tail” policy is not available at a cost not greater than two hundred percent (200%) of the annual premiums paid as of the date hereof under the Company’s existing policies (the “Insurance Cap”), then the Parent and the Surviving Corporation shall be required to obtain only as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation.  In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

7.3Employment Matters

.

(a)From and after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, honor the employment, severance, consulting and similar agreements listed in Schedule 4.16(a) hereto; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from amending or terminating any such agreement in accordance with its terms and applicable law.

(b)Parent shall cause the employee benefit plans of Parent or any of its Affiliates (“Parent Group Plans”) that cover the employees of the Company and any of its Subsidiaries who continue in the employ of Parent, the Surviving Corporation or any of their respective Affiliates following the Closing Date (the “Continuing Employees”) at any time after the Closing Date to credit service with the Company or any of its Subsidiaries, and with any predecessor employer, as service with Parent or its Affiliates for purposes of (i) accruing annual comprehensive leave time under the Parent Group Plan that provides comprehensive leave time and determining the amount of severance benefits to which Continuing Employees are entitled under any applicable Parent Group Plan that provides severance benefits, subject the terms of such plans, and (ii) eligibility and vesting under the Parent Group Plans, in each case to the same extent recognized by the Company or any of its Subsidiaries under the corresponding Benefit Plans, except to the extent such credit would result in the duplication of benefits. Parent shall, as of immediately following the Closing Date, credit to each Continuing Employee under the applicable comprehensive leave program of Parent all unused paid time off credited to such Continuing Employee under the paid time off programs of the Company and its Subsidiaries as of the Closing Date (including, without limitation, accrued and unused vacation and permitted and unused sick, bereavement and similar leave) and shall not take any actions that adversely affect any such Continuing Employees (or their future accrual of paid time off or other leave time) as a result of such credit (provided that for sake of clarity such accrued and unused vacation and sick, bereavement and similar leave shall be taken into account for purposes of applying any maximum accrual or carryover limits under the comprehensive leave program of the Parent).

(c)Following the date hereof, the Company shall, and shall cause each of its Subsidiaries to, cooperate with Parent to allow Parent to (i) arrange and conduct for employees of the Company and its Subsidiaries, an open enrollment period for Parent Group Plans (to the extent such plans will be made available to such employees and employee orientation sessions, (ii) meet with employees of the Company and its Subsidiaries (either individually or in groups) outside of scheduled work hours and (iii) enter into employee retention letter agreements, at Parent’s expense, with the employees identified by Parent by written letter or memorandum delivered to the Company prior to the execution of this Agreement (provided, for the sake of clarity, Parent shall not be required to enter into employee retention letter agreements with all such employees); provided that, notwithstanding the foregoing, (A) all meetings, orientation sessions and other interactions between employees of the Company and its Subsidiaries and employees or other representatives of Parent or any of its Affiliates shall be (x) scheduled at a time and location, and (y) cover subject matters, in each case, mutually agreed upon by the Company and Parent in advance, and a representative of the Company shall in all instances be entitled to attend such meetings and interactions, and (B) no presentations, meeting materials or other communications from Parent or any of its Affiliates (or any of their respective representatives) shall be provided to employees of the Company and its Subsidiaries without prior review and approval by the Company.

(d)Parent shall use commercially reasonable efforts to cause the applicable Parent Group Plans to (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) give or cause to be given full credit under the welfare plans of Parent and its Affiliates applicable to each Continuing Employee and his or her dependents for all co-payments, co-insurance and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(e)Following the date hereof, the Company shall use commercially reasonable efforts to take all such necessary actions reasonably requested by Parent to (i) prepare the EPP to be merged with and into the Savings Plan effective as soon as reasonably practicable following the Closing Date in accordance with applicable requirements under the Code and (ii) allow participants and beneficiaries in the EPP to elect to have their account balances under the EPP effective after the date of such merger to be invested in the investment options available to participants in the Savings Plan.

(f)On or prior to the first payroll date following the end of the Company’s fiscal year in which the Closing Date occurs, the Surviving Corporation shall make contributions to the accounts of the eligible participants in the Savings Plan and the EPP or otherwise provide non-forfeitable, cash bonus payments to employees of the Surviving Corporation and its Subsidiaries (which, for the avoidance of doubt, will be in addition to cash bonuses paid in the ordinary course of business consistent with past practice) in an aggregate amount equal to the Accrued Employer Contribution. To the extent the amount of the actual contributions (or bonus payments) made by the Surviving Corporation on or prior to the first payroll date following the end of the Company’s fiscal year in which the Closing Date occurs are less than the Accrued Employer Contribution, the excess of the Accrued Employer Contribution over such actual contributions (or bonus payments) will be delivered by Parent as follows: (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the amount of such excess, multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) the amount of such excess, multiplied by (B) the Aggregate Option Pro Rata Percentage.

(g)Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, take all necessary actions (including obtaining any required waivers or consents from each person who is a “disqualified individual” as defined in Treasury Regulation Section 1.280G-1 (“Disqualified Individual”) with respect to the Company) to submit for approval by the stockholders of the Company, in a manner that satisfies Section 280G(b)(5) of the Code and the final Treasury Regulations issued thereunder, the right of each such Disqualified Individual to receive or retain, as applicable, that portion of any payments and benefits (whether in cash or property or the vesting of property) that, together with any other payments and benefits the Disqualified Individual may become entitled to receive that would be considered “parachute payments” under Section 280G(b)(2) of the Code, exceeds 299% of such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code).  All documents, including but not limited to waivers and stockholder disclosure documents, to be executed, entered into, adopted, or distributed by the Company in connection with complying with this Section 7.3(g) shall be subject to Parent’s prior review (and shall be provided to Parent at least five days before being executed, entered into, adopted, or distributed) and the Company shall reflect in such documents any changes or comments reasonably requested by Parent prior to executing, entering into, adopting or distribution such documents.  Except for (i) agreements to which the Company is a party and (ii) retention letter agreements entered into in accordance with Section 7.3(c) that have been provided to the Company at least ten Business Days prior to the Closing, Parent shall not enter into any Contracts or other arrangement that could entitle any Disqualified Individual to receive payments or benefits that could be considered “parachute payments” under Section 280G(b)(2) of the Code.

(h)The Parties acknowledge and agree that all provisions contained in this Section 7.3 are included for the sole benefit of the Parties.  This Agreement is not intended by the Parties to, and nothing in this Section 7.3 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan, (ii) obligate Parent or the Company or any of their respective Affiliates to maintain any particular compensation or benefit plan, program, policy or arrangement, (iii) create any obligation of the Parties with respect to any Parent Group Plan or Benefit Plan, or (iv) confer on any Continuing Employee or any other Person (other than the Parties) any rights or remedies (including third-party beneficiary rights).

7.4Financing

.

(a)Parent and Merger Sub shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain (including for the Company or its Subsidiaries) the Financing on the terms and conditions described in the Debt Commitment Letter, including maintaining in effect the Debt Commitment Letter and using commercially reasonable efforts to, as promptly as possible, (a) satisfy, or cause to be satisfied, on a timely basis all conditions to Parent and/or Merger Sub obtaining (including for the Company or its Subsidiaries) the Financing set forth therein, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms that are (x) acceptable to the Financing Sources and (y) in the aggregate not materially less favorable, taken as a whole, to Parent and/or Merger Sub, (c) cause its senior management and of its other Affiliates, if applicable, to cooperate with the marketing and/or syndication efforts of the Financing Sources for all of the Financing, (d) timely prepare the necessary information memoranda or other offering documents or marketing materials with respect to the Financing, (e) commence the marketing and/or syndication activities contemplated by the Debt Commitment Letter as promptly as practicable, and (f) consummate the Financing at or prior to Closing.  If any portion of the Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account flex terms), Parent and Merger Sub shall use their respective commercially reasonable efforts to arrange to obtain (including for the Company or its Subsidiaries) alternative financing, including from alternative sources, on terms in the aggregate not materially less favorable to Parent and Merger Sub than the Financing contemplated by the Debt Commitment Letter in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) to the extent necessary to make the representations and warranties in Section 5.6 to be true and correct in all material respects as of the Closing Date as promptly as practicable following the occurrence of such event and the provisions of this Section 7.4, Section 5.6, Section 13.3, Section 13.4, Section 13.6, Section 13.14 and Section 13.15 shall be applicable to the Alternative Financing, and, for the purposes of this Section 7.4, Section 6.4, Section 13.4 and Section 13.14, all references to the Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing (and other applicable Persons consistent with the definition of the term “Financing Sources”.  Parent and Merger Sub shall each (A) comply in all material respects with the Debt Commitment Letter and each of the Debt Documents, (B) enforce in all material respects its rights under each Debt Document and (C) not permit, without the prior written consent of the Company, any material amendment or modification to be made to any Debt Document or the fee letter referred to in the Debt Commitment Letter that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to any Debt Document, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby.  Parent and Merger Sub each acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article IX.

(b)Parent shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Debt Commitment Letter or other Debt Document of which Parent becomes aware, (ii) if and when Parent becomes aware that any portion of the Financing contemplated by the Debt Commitment Letter may not be available for the purposes of the Financing, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document or (y) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the Debt Documents), (iv) if for any reason Parent believes in good faith that it or Merger Sub will not be able to obtain (including for the Company or its Subsidiaries) any portion of the Financing on the terms, in the manner and from the sources contemplated by the Debt Commitment Letter (including any related flex terms) or the definitive agreements with respect thereto (such definitive agreements related to the Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”) and (v) of any expiration or termination of the Debt Commitment Letter or other Debt Document.  The failure to comply with the provisions of this Section 7.4(b) shall not result in the failure of a condition under Section 9.3(b) or a breach by Parent of its obligations under this Agreement.

7.5Notice of Certain Events

.  Parent shall promptly notify the Company in writing of, and contemporaneously shall provide the Company with true and complete copies of, any and all information or documents in Parent’s possession (to the extent permitted to do so under applicable Law and Contract, and without prejudicing attorney-client or similar privilege) relating to any event, transaction or circumstance, as soon as practicable after it becomes known to Parent, occurring on or after the date of this Agreement (except for changes or developments permitted or contemplated by this Agreement) that renders, or shall render, untrue in any material respect or causes, or shall cause, the breach in any material respect of any representation, warranty, covenant or agreement of Parent or Merger Sub under this Agreement as if the same were made on or as of the date of such event, transaction or circumstance;

provided, however, that the failure of Parent to comply with this Section 7.5 shall not subject Parent or Merger Sub to any liability hereunder for covenant breach as a result of a failure to provide notice hereunder with respect to any representation or warranty.

7.6Post-Closing Access; Preservation of Records

.  From and after the Closing, Parent will make or cause to be made available to the Holder Representative and its agents, representatives and advisors all books, records and documents of the Company and its Subsidiaries (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of or defending or prosecuting any Action, (b) preparing reports to equityholders and Governmental Authorities or (c) insurance, Tax or accounting matters, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of the Surviving Corporation and its Subsidiaries or violate applicable Law and the reasonable out-of-pocket expenses of the Surviving Corporation and its Subsidiaries incurred in connection therewith will be paid by the Holder Representative.  Parent will cause the Surviving Corporation and its Subsidiaries to maintain and preserve all such books, records and documents for the greater of (i) five (5) years after the Closing Date or (ii) any applicable statutory or regulatory retention period, as the same may be extended.

Article VIII.
JOINT COVENANTS

8.1Support of Transaction

.  Without limiting any covenant contained in Article VI or Article VII, including the obligations of Parent with respect to the notifications, filings, reaffirmations and applications as described in Section 7.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Parent and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Parent, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable.  Notwithstanding the foregoing, in no event shall the Company, Parent or any of their respective Subsidiaries be obligated to bear any third party expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party in connection with the consummation of the Merger.

8.2Tax Matters

.

(a)Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes)

(“Transfer Taxes”) incurred in connection with the Merger shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Company Equityholders, and Parent and the Holder Representative shall reasonably cooperate in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

(b)Tax Claims.

(i)Parent shall notify Holder Representative promptly in writing of any audit, examination or other claim relating to Taxes of the Company or any of its Subsidiaries that may give rise to a claim for indemnification under Section 12.2(a) (a “Tax Claim”); provided, however, that the failure to give such prompt notice shall not affect any rights or obligations of the Company Equityholders, except to the extent the Company Equityholders  have actually been prejudiced as a result of such failure.

(ii)The Holder Representative shall have the exclusive right to control any and all Tax Claims that relate solely to Tax periods that end on or before the Closing Date and may make all decisions taken in connection with such Tax Claim; provided, however, that (A) the Holder Representative shall keep Parent reasonably informed of the status of such Tax Claim, (B) Parent may at its own expense participate in the proceedings related to such Tax Claim, and (C) the Holder Representative shall not settle, resolve or close any such Tax Claim in a manner that would result in an increase in the Taxes of the Surviving Corporation and its Subsidiaries in a Post-Closing Tax Period or reduction in asset Tax basis, Tax net operating loss carryforward or other Tax attribute without the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.  The Holder Representative and Parent, each at its own expense, shall jointly control all proceedings with respect to any Tax Claim relating to a Straddle Period.  If the Holder Representative fails to notify Parent of the Holder Representative’s intent to assume the defense of any Tax Claim that the Holder Representative is entitled to control and defend pursuant to this Section 8.2(b)(ii) within fifteen (15) days of receipt of notice thereof, Parent, at its own expense but subject to the indemnification rights in this Agreement, shall thereupon have the right to undertake the control, defense and settlement of such Tax Claim; provided, however, that (x) Parent shall keep the Holder Representative reasonably informed of the status of such Tax Claim, (y) the Holder Representative may participate in the proceedings related to  such Tax Claim, and (z) Parent shall not settle, resolve or close any such Tax Claim without the written consent of the Holder Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)Tax Returns.  Parent shall prepare or cause the Surviving Corporation to prepare, in a manner consistent with past practices (except as required by applicable Law), and timely file, or cause the Surviving Corporation to timely file, all Tax Returns of the Surviving Corporation and its Subsidiaries that are filed after the Closing Date.  After the Closing Date, the Holder Representative shall pay or cause the Company Equityholders to pay or reimburse Parent or the Surviving Corporation for all documented out-of-pocket costs and expenses incurred by

Parent or the Surviving Corporation in connection with the preparation of Tax Returns of the Surviving Corporation and its Subsidiaries for a Pre-Closing Tax Period, except to the extent that they were included as current liabilities in calculating Closing Date Net Working Capital (as finally determined in accordance with Section 3.5(b)).  Parent shall deliver or cause to be delivered each Tax Return described in the preceding sentence that is for a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) to Holder Representative for its review and comment at least 30 days prior to the due date for filing any income Tax Return and 10 days prior to the due date for filing any non-income Tax Return, and Parent shall incorporate Holder Representative’s reasonable comments.  Parent shall not file or cause to be filed any Tax Return subject to this Section 8.2(c) without the prior written consent of Holder Representative, which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the preceding two sentences, if the applicable Tax Return is not an income Tax Return, Parent may elect not to provide such non-income Tax Return to Holder Representative for review and comment and to file or cause to be filed such non-income Tax Return without Holder Representative’s consent, provided that if Parent does not obtain such consent from Holder Representative in accordance with the preceding two sentences, then Parent shall be deemed to have waived, on behalf of the Parent Indemnified Parties, any right to be indemnified under Section 12.2(a) of this Agreement with respect to such Tax Return or any Taxes or other Losses arising out of such Tax Return, including Taxes or Losses arising out of any Tax Return in any jurisdiction as a result of any position taken on such Tax Return.  For purposes of this Section 8.2(c), the Parties shall treat the taxable year of the Company and/or any of its applicable Subsidiaries as ending as of the  Closing Date where required or allowable under applicable Law, and income Tax items required to be determined pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) shall be allocated to the period ending on the Closing Date in accordance with such applicable Law based on an interim closing of the books as of the end of the day on the Closing Date.

(d)Straddle Period Taxes.  For purposes of this Agreement, including Article XII, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be deemed equal to (A) in the case of real or personal property Taxes or other similar Taxes imposed on an ad valorem basis, the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in such Straddle Period, (B) in the case of any Taxes based upon or measured by capital (including net worth or long-term debt) or intangibles, a proportionate amount of such Taxes computed by reference to the level of such items on the day immediately preceding the Closing Date and the timing of the Closing Date in relation to the relevant Straddle Period and (C) in the case of any other Taxes, the amount of Taxes that would be payable based on an interim closing of the books of the Company and its Subsidiaries as of the end of the day immediately preceding the Closing Date; provided, that, exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation) shall be apportioned on a pro rata basis.

(e)Tax Refunds.  Except to the extent taken into account in determining Closing Date Net Working Capital, any (i) Tax refund (including any interest in respect thereof) received or applied for by any of Parent, the Surviving Corporation or any of its Subsidiaries prior to the 36-month anniversary of the Closing Date and (ii) amounts creditable against a Tax for a Post-

Closing Tax Period to which any of Parent, the Company or any of its Subsidiaries becomes entitled prior to the 36-month anniversary of the Closing Date, in each case, that relate to any Pre-Closing Tax Period of the Company or any of its Subsidiaries shall be for the account of the Company Equityholders.  Parent shall pay to the Holder Representative (for distribution to the Company Equityholders in the same manner as set forth in the last sentence of Section 11.2 with respect to the Holder Allocable Expense Amount) any such refund or the amount of any such amount credited against Tax within 15 days after receipt or entitlement thereto, net of any expenses incurred by Parent, the Surviving Corporation or any of its Subsidiaries in seeking or securing such refund or amount credited against Tax; provided, however, that such refunds or amounts credited against Tax shall not include any refunds or amounts attributable to the carryback of any credit, net operating loss, capital loss deduction or other similar Tax attribute arising in a Tax Period beginning after the Closing Date.  Parent shall provide the Holder Representative with written notice of the availability of any such refund or credit subject to this Section 8.2(e) that is has knowledge of, and upon the written request of the Holder Representative, Parent shall take appropriate action to obtain such refund or credit.  Nothing in this Section 8.2(e) shall be construed to limit or restrict, or to require any payment by Parent as a result of, the claiming in a Post-Closing Tax Period of any deduction or credit relating to any Tax basis, Tax net operating loss carryforward or other Tax attribute that arose in or relates to any Pre-Closing Tax Period other than a refund of Taxes relating to a Pre-Closing Tax Period that is credited or offset against a Tax liability relating to a Post-Closing Tax Period.

(f)Cooperation.  After the Closing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on the one hand, and the Holder Representative, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of Tax Returns pursuant to Section 8.2(c) and any audit, litigation or other proceeding with respect to Taxes (including any Tax Claim).  Such cooperation shall include the retention and (upon the other’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to execute Tax Returns and to provide additional information and explanation of any material provided hereunder.  Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of any applicable statute of limitations (taking into account any extensions thereof), (ii) allow the Holder Representative and its representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense, and (iii) give the Holder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Holder Representative so requests, shall allow the Holder Representative to take possession of such books and records.

(g)Parent shall not, and shall not cause or permit any of its Affiliates (including the Surviving Corporation and its Subsidiaries) to, (i) file an amended Tax Return, or agree to any waiver or extension of the statute of limitations, relating to Taxes with respect to the Company and any of its Subsidiaries for any Pre-Closing Tax Period, (ii) take any action on the Closing Date other than in the ordinary course of business, which action could increase the amount of

Losses subject to indemnification under Section 12.2(a) or reduce the Common Merger Consideration or (iii) make any election under Section 338 of the Code with respect to the Merger, in each case, without the prior written consent of the Holder Representative, which consent in the case of clause (i) shall not be unreasonably withheld, delayed or conditioned; provided, that nothing in clause (i) of this Section 8.2(g) shall be construed to limit or restrict the claiming in a Post-Closing Tax Period of any deduction or credit relating to any Tax basis, Tax net operating loss carryforward or other Tax attribute that arose in or relates to any Pre-Closing Tax Period.

(h)For clarification and not in limitation of the definition of “Losses” in Section 1.1, Losses shall include any loss of, or inability to claim, a Tax deduction after the Closing Date as a result of a reduction in asset Tax basis, Tax net operating loss carryforwards or other Tax attribute relating to a breach of a representation in Section 4.15.

In the event of any conflict between the provisions of this Section 8.2 and any other provision of this Agreement, this Section 8.2 shall control.

8.3Additional Required Notices.

(a)  As promptly as reasonably practicable after the date of this Agreement, the Company, and, as may be required by the Defense Security Service (DSS) of the United States Department of Defense or by another Cognizant Security Agency (CSA), as defined in the National Industrial Security Program Manual (NISPOM), with authority over any of the facility and personnel security clearances granted by any Governmental Authority to the Company or to any of the Company’s Subsidiaries, Parent, Merger Sub and any “affiliate” thereof (as defined in Department of Defense Form SF328), will prepare and submit to DSS and, to the extent required by applicable Law, to any other Cognizant Security Agency with authority over any of the facility and personnel security clearances granted by any Governmental Authority to the Company or to any of the Company’s Subsidiaries one or more notifications under the National Industrial Security Program Operating Manual (NISPOM).

8.4Cooperation; Consents; Further Assurances.

  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all other actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article IX, as applicable to each of them.  The Company shall, and shall cause each Subsidiary to, use its commercially reasonable best efforts to obtain all approvals, consents, permissions, waivers, authorizations and to provide all notices set forth on Schedule 4.6; provided, however, that none of the Company or any of the Company’s Subsidiaries shall be required to make any payments to third parties, commence litigation or suffer any material burden in connection with obtaining any such approvals, consents, permissions, waivers or authorizations.

Article IX.
CONDITIONS TO OBLIGATIONS

9.1Conditions to Obligations of Parent, Merger Sub and the Company

.  The obligations of each of Parent, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by such Party:

(a)All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b)There shall not be in force any non-appealable Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger.

9.2Conditions to Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent and Merger Sub:

(a)(i) Each of the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b), 4.5 and 4.26 (collectively with the representations and warranties of the Company set forth in Section 4.4, the “Company Fundamental Representations”) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, (ii) each of the representations and warranties of the Company set forth in Section 4.4 shall be true and correct, subject only to de minimis exceptions, as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct, subject only to de minimis exceptions, at and as of such date, (iii) the representation and warranty of the Company set forth in Section 4.24(c) shall be true and correct as of the date hereof, and (iv) the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the representation and warranty of the Company set forth in Section 4.24(c) (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein) shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except to the extent that any inaccuracy or omission would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)The Stockholder Approval shall have been obtained.

(e)Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. shall have delivered to each Company Stockholder (other than Company Stockholders party to the Stockholder Consent) a Drag-Along Notice (as defined in each of the Stockholders Agreements) with respect to the Merger, in accordance with the terms of the Stockholders Agreements.

(f)Since the date of this Agreement, there shall not have occurred any change, event circumstance, or development that shall have had a Material Adverse Effect.

(g)The Company shall have delivered to Parent a statement in accordance with Treasury Regulation Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3).

(h)Parent shall have received the Escrow Agreement duly executed by the Escrow Agent and the Holder Representative.

(i)The Company shall have established the Rabbi Trusts in substantially the form attached to the applicable Transitioning Executive Agreements or, if no such form is attached to a Transitioning Executive Agreement, in form and substance reasonably acceptable to Parent, and shall have contributed to the Rabbi Trusts (or will cause to be contributed to the Rabbi Trusts as Outstanding Company Expenses on the Closing Date) cash in an aggregate amount equal to the sum of the of the aggregate amounts payable under the Transitioning Executive Agreements plus the aggregate amount of fees payable to the trustees of the Rabbi Trusts under the Rabbi Trusts on or prior the completion of payment under the Rabbi Trusts of all obligations under the Transitioning Executive Agreements.

9.3Conditions to the Obligations of the Company

.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)(i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 5.1 and 5.2 (the “Parent Fundamental Representations” and together with the Company Fundamental Representations, the “Fundamental Representations”) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) the representations and warranties of the Company contained in this Agreement other than the Parent Fundamental Representations (without giving effect to any materiality qualification therein), shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b)Each of the covenants of Parent to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)Parent shall have delivered to the Company and the Holder Representative a certificate signed by an officer of Parent, dated the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)The Company and the Holder Representative shall have received the Escrow Agreement duly executed by the Escrow Agent and Parent.

9.4Frustration of Closing Conditions

.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

Article X.
TERMINATION

10.1Termination

.  This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a)by mutual written consent of the Company and Parent;

(b)by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the End Date) after receipt by the Company of written notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 29, 2015 (the “End Date”); provided, that the right to terminate this Agreement under subsection (i) or (ii) of this Section 10.1(b) shall not be available if Parent or Merger Sub is in material default or breach of this Agreement or, in the case of subsection (ii) of this Section 10.1(b), if Parent’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date, or (iii) the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order of a Governmental Authority of competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available if Parent’s or Merger Sub’s breach of any provision of this Agreement results in or causes such permanent enjoinment or prohibition of the consummation of any of the transactions contemplated hereby or if Parent or Merger Sub is otherwise in material breach or default of its obligations hereunder; or

(c)by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by Parent, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the End Date) after receipt by Parent of written notice from the Company of such breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period, (ii) the Closing has not occurred on or before the End Date; provided, that the right to terminate this Agreement under subsection (i) or (ii) of this Section 10.1(c) shall not be available if the Company is in material default or breach of this Agreement or, in the case of subsection (ii) of this Section 10.1(c), if the Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date, or (iii) the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order of a Governmental Authority of competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c)(iii) shall not be available if the Company’s breach of any provision of this Agreement results in or causes such permanent enjoinment or prohibition of the consummation of any of the transactions contemplated hereby or if the Company is otherwise in material breach or default of its obligations hereunder.

10.2Effect of Termination

.  Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders; provided, however, that none of the Parties shall be released from any Losses resulting from any material breach of this Agreement prior to such termination.  Notwithstanding the preceding sentence, the provisions of Sections 10.2, 13.4, 13.5, 13.6, 13.13, 13.15 and Article XI and the indemnification and reimbursement obligations of Parent and Merger Sub in Section 6.4 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI.
HOLDER REPRESENTATIVE

11.1Designation and Replacement of Holder Representative

.  The Parties have agreed that it is desirable to designate a representative to act on behalf of the Company Equityholders for certain limited purposes, as specified herein (the “Holder Representative”).  The Parties have designated Leonard Green & Partners, L.P. as the initial Holder Representative, and approval of this Agreement by the Company Equityholders shall constitute ratification and approval of such designation.  The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of the Company Equityholders which collectively hold at such time (or following the Closing, held immediately prior to the Effective Time) a Pro Rata Percentage of more than fifty percent (50%) (the “Majority Equityholders”).  In the event that a Holder

Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Equityholders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

11.2Authority and Rights of the Holder Representative; Limitations on Liability

.  The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Company Equityholders, except as expressly provided herein.  Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to, (a) expend the Holder Allocable Expense Amount, (b) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Company Equityholders, (c) exercise on behalf of the Company Equityholders all rights granted to the Holder Representative under Sections 3.5 and 8.2, and (d) with respect to any Indemnification Claim made pursuant to Section 12.2(a), exercise all rights granted to the Indemnitor under Article XII (subject to paragraph (d) of Section 12.3).  The Holder Representative shall have no liability to Parent, the Company (and, following the Effective Time, the Surviving Corporation) or any Company Equityholder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative (except to Company Equityholders for those actions arising out of the Holder Representative’s bad faith or willful misconduct).  The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Equityholders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.8 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action.  The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.8 of this Agreement, released from the Escrow Accounts for the benefit of the Company Equityholders and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification (i) first, from funds paid to it under Section 3.8 of this Agreement, and (ii) second, from the Company Equityholders in accordance with their respective Pro Rata Percentages, against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s bad faith or willful misconduct), including the costs and expenses of investigation and defense of claims.  In the event that the Holder Allocable Expense Amount exceed the amount actually incurred by the Holder Representative in its capacity as such upon the final release of funds from the Escrow Accounts in accordance with the terms of the Escrow Agreement, the Holder Representative shall deliver (x) to the Exchange Agent (for distribution to each Company Stockholder in accordance with such Company Stockholder’s Common Pro Rata

Percentage) a cash payment in an amount equal to the product of (A) such excess amount, multiplied by (B) the Aggregate Common Pro Rata Percentage, and (y) to the Surviving Corporation (for payment to each Company Optionholder in accordance with such Company Optionholder’s Option Pro Rata Percentage) a cash payment in an amount equal to the product of (A) such excess amount, multiplied by (B) the Aggregate Option Pro Rata Percentage.

Article XII.
Indemnification

12.1Survival of Representations, Warranties and Covenants

.  Each representation warranty, covenant and other obligation or agreement contained herein and any certificate related to any such representation, warranty, covenant or other obligation or agreement will survive the Closing and continue in full force and effect for 15 months from the Closing Date, except that (x) the Fundamental Representations and representations and warranties in Section 4.15 (Tax Matters) and in Section 4.25 (Government Contracts) shall survive the Closing and continue in full force and effect for 36 months from the Closing Date; and (y) each of the covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith that, by its terms, provides for performance following the Closing Date shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive until the latest date permitted by applicable law (each such date, a “Survival Expiration Date”); provided, further, that each representation, warranty, covenant or agreement shall survive the applicable Survival Expiration Date for purposes of any Indemnification Claim properly given in respect thereof prior to such date.  No Indemnification Claim with respect to a breach of a representation or warranty may be asserted pursuant to this Agreement unless (i) on or before the applicable Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII, specifying in reasonable detail the basis of the claim, and (ii) such claim is made in respect of Losses specified in reasonable detail and incurred prior to the applicable Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the applicable Survival Expiration Date, such Indemnification Claim is made in respect of Losses expected to arise in connection with such claim.

12.2Indemnification.

(a)Subject to Section 12.4, from and after the Effective Time, Parent and its Affiliates, including following the Effective Time the Company and its Subsidiaries (collectively, the “Parent Indemnified Parties”), shall be entitled to indemnification for any and all Losses to the extent arising from (i) any breach of any representation or warranty of the Company in this Agreement or in any certificate delivered pursuant hereto (disregarding any limitation as to materiality or Material Adverse Effect set forth in such representation or warranty solely for purposes of determining the Losses arising from such breach), (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by the Company prior to or at the Closing, or any breach of any covenant or agreement contained in the Escrow Agreement by the Holder Representative, in its capacity as such, (iii) any Taxes of or with respect to the Company or any of its Subsidiaries for the portion of any Pre-Closing Tax Period ending on the Closing Date (in the case of income Taxes) and ending on or before the day immediately preceding the Closing Date (in the case of all other Taxes), except to the extent such Taxes are Transfer Taxes (which shall be allocated in accordance with Section 8.2(a)) or were included as current liabilities in calculating Closing Date Net Working Capital (as finally determined in accordance with Section 3.5(b)); provided, that with respect to any Straddle Period, the portion of Taxes attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined in accordance with Section 8.2(d), (iv) any Funded Debt or Outstanding Company Expenses in each case not taken into account in the calculation of the Aggregate Consideration as finally determined pursuant to Section 3.5, and (v) any Excess Dissenting Share Payments.

(b)Subject to Section 12.4, from and after the Effective Time, Parent shall indemnify, defend and hold the Company Equityholders harmless for any and all Losses to the extent arising from (i) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered pursuant hereto (disregarding any limitation as to materiality set forth in such representation or warranty solely for purposes of determining the Losses arising from such breach) or (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Parent or Merger Sub prior to or at the Closing or by Parent or the Surviving Corporation after the Closing, or any breach of any covenant or agreement contained in the Escrow Agreement by Parent.

(c)The amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

12.3Third Party Indemnification Claim Procedures.

(a)Upon receipt of any written notice of an Action commenced or threatened by a third party that may give rise to an Indemnification Claim (other than a Tax Claim) by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly deliver to the Indemnitor a written notice (w) describing in reasonable detail the nature of the Action, (x) including copies of any papers served with respect to such Action, (y) including the Indemnified Party’s best estimate of the amount of Losses that may arise from such Action (to the extent reasonably practicable) and (z) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (A) the defense of such Action is actually prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to the applicable Survival Expiration Date.

(b)An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim relating to a third party claim (a “Third Party Claim”) with counsel of the Indemnitor’s choice and at the Indemnitor’s expense; provided that prior to assuming control of such defense, the Indemnitor must (i) acknowledge in writing that it would have an indemnity obligation for the Losses resulting from such Third Party Claim pursuant to and subject to the terms of this Article XII (assuming, but not acknowledging or stipulating to, the accuracy of the basis of the claim set forth in the applicable notice delivered to the Indemnitor) and (ii) furnish the Indemnified Party with evidence that the Indemnitor has adequate resources to defend such Indemnification Claim and fulfill its indemnity obligations hereunder (if applicable, taking into account the amount then in the Indemnification Escrow Account).  The Indemnitor shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party with respect to such Third Party Claim if (i) the Indemnitor does not deliver the acknowledgment referred to in the preceding sentence within 30 days of receipt of notice of such Indemnification Claim pursuant to Section 12.3(a), (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) such Third Party Claim seeks injunctive or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnitee provides notice to the Indemnitor that it reasonably believes that the Indemnitor has failed or is failing to prosecute or defend vigorously such Third Party Claim and after 30 days of receipt of such notice the Indemnitor continues to fail to prosecute or defend vigorously such Third Party Claim.  Notwithstanding anything herein to the contrary, (x) if the Indemnified Party controls the defense of such Third Party Claim in accordance with the terms of this Section 12.3(b), the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed); and (y) if the Indemnitor shall assume and control the defense of any Third Party Claim in accordance with the terms of this Section 12.3(b), the Indemnitor will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims, liabilities and obligations that are the subject of such Action in favor of the Indemnified Party and its Affiliates and does not impose injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.  If an Indemnitor assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel of its choice for such purpose, at its own expense, separate from the counsel employed by the Indemnitor; provided, that in connection with such participation, the Indemnified Party shall be entitled to retain one counsel, selected by the Indemnified Party, at the sole cost and expense of the Indemnitor to the extent an actual conflict of interest exists or would reasonably be expected to arise between the Indemnified Party and the Indemnitor in respect of any such defense or settlement.

(c)Each Party shall reasonably cooperate with the conduct of the defense or prosecution of a Third Party Claim and at the reasonable request of the other party shall grant the other party and its representatives reasonable access, at the sole cost and expense of the Indemnitor, to such party’s books, records, employees and properties to the extent reasonably related to the matters to which the applicable Third Party Claim relates.  All such reasonable access shall be granted during normal business hours and shall be granted under conditions which shall not unreasonably interfere with the business and operations of such party.

(d)With respect to any Indemnification Claim made by any Parent Indemnified Parties pursuant to Section 12.2(a), the Holder Representative shall, on behalf of the Company Equityholders, exercise all rights of the Indemnitor as set forth in this Article XII; provided, that the Holder Representative shall not have any liability as an Indemnitor to any Parent Indemnified Party pursuant to this Article XII.

12.4[RESERVED].

12.5Limitations on Indemnification Liability.

(a)Except in the case of fraud, the aggregate amount of Losses for which the Parent Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will not exceed the amount of funds available in the Indemnification Escrow Account and the amount of such funds then remaining in the Indemnification Escrow Account shall serve as the sole and exclusive source of payment of any such Indemnification Claim.  The aggregate amount of Losses for which the Company Equityholders shall be entitled to indemnification pursuant to this Article XII will not exceed the Indemnification Escrow Amount.

(b)(i) Except with respect to indemnification for Losses that relate to any breach of a Company Fundamental Representation or of any of the representations and warranties in Section 4.13(b) (Accounts Receivable) or Section 4.15 (Tax Matters), or in the case of fraud, the Parent Indemnified Parties shall not be entitled to indemnification pursuant to Section 12.2(a)(i), and the Company Equityholders shall not be entitled to indemnification pursuant to Section 12.2(b)(i), as applicable, with respect to any claim for indemnification unless the amount of Losses (including costs and expenses of the Parent Indemnified Parties or the Company Equityholders, as applicable, incurred in connection with making such claim under this Agreement) incurred by the Parent Indemnified Parties or the Company Equityholders, as applicable, that are the subject of such claim (together with all claims arising out of or based upon the same or related circumstances) exceeds $50,000 (the “Per-Claim Basket”), and, subject to the other applicable limitations on liability set forth in this Article XII, the Parent Indemnified Parties or the Company Equityholders, as applicable, shall only be entitled to indemnification for such Losses if such Losses exceed the Per-Claim Basket; and (ii) except with respect to indemnification for Losses that relate to any breach of a Company Fundamental Representation or of any of the representations and warranties in Section 4.10(d) (Intellectual Property), Section 4.13(b) (Accounts Receivable), Section 4.15 (Tax Matters) or Section 4.25 (Government Contracts), or in the case of fraud, the Parent Indemnified Parties shall only be entitled to indemnification pursuant to Section 12.2(a)(i) and the Company Equityholders shall only be entitled to indemnification pursuant to Section 12.2(b)(i) to the extent the aggregate amount of all Losses (including costs and expenses of the Parent Indemnified Parties or the Company Equityholders, as applicable, incurred in connection with making such claim under this Agreement) incurred by the Parent Indemnified Parties or the Company Equityholders, as applicable, for which the Parent Indemnified Parties are entitled to indemnification pursuant to Section 12.2(a)(i) or the Company Equityholders are entitled to indemnification pursuant to Section 12.2(b)(i), as applicable (excluding in each case any Losses in respect of any claims for which the Parent Indemnified Parties or the Company Equityholders, as applicable, are not entitled to indemnification pursuant to clause (i) of this Section 12.5(b)), exceeds Four Million Dollars ($4,000,000) (the “Deductible”), and, subject to the other applicable limitations on liability set forth in this Article XII, the Parent Indemnified Parties or the Company Equityholders, as applicable, shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Deductible.

(c)All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of (i) all actual reductions in cash Taxes of the Indemnified Party and its Affiliates arising as the result of the Loss in the taxable year in which the Loss was paid or incurred and (ii) all insurance proceeds, indemnification payments and other third-party recoveries (including any collected accounts receivable that provided the basis for a claim pursuant to Section 12.2(a)(i) by a Parent Indemnified Party with respect to the last sentence of Section 4.13(b)) actually received by any Indemnified Party in respect of any Losses incurred by such Indemnified Party.  In the event any Indemnified Party determines in good faith it is entitled to any reduction in cash Taxes, insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such reductions, proceeds, payments or recoveries; provided that under no circumstances shall any Indemnified Party be required to initiate any Action against any other Person in connection therewith.  In the event that any such reduction in cash Taxes, insurance proceeds, indemnity payments or other third-party recoveries are actually obtained, received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such reduction in cash Taxes, insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(d)No Parent Indemnified Party shall be entitled to indemnification for any Losses in respect of any liability included in the calculation of the Aggregate Consideration.

(e)In the event an Indemnified Party actually recovers Losses in respect of an Indemnification Claim, no other Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

12.6Mitigation of Losses

.  An Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article XII upon and after becoming aware of any event or condition that has given rise to such Losses.

12.7Indemnification Sole and Exclusive Remedy

.  Each of the Parties acknowledges and agrees that from and after the Closing, except (i) in the case of fraud, (ii) as set forth in Section 13.5 and Section 13.14, and (iii) the rights of the Company Equityholders to receive all payments to be made to them pursuant to Article III, claims under this Article XII shall be the sole and exclusive remedy pursuant to and with respect to this Agreement and the transactions contemplated by this Agreement.  In furtherance of the foregoing, each of the Parties and each of the Parent Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party and its Affiliates, officers, directors, employees, agents and representatives relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise; provided, that, notwithstanding anything to the contrary contained herein, this Section 12.7 shall not relieve any of such Persons for any liability for fraud.  For the avoidance of doubt, the Adjustment Amount shall not be considered “remedies” for purposes of this Section 12.7 and shall not be limited by the terms of this Section 12.7.

Article XIII.
MISCELLANEOUS

13.1Waiver

.  Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement consistent with and in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

13.2Notices

.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in the case of this clause (iv), solely if receipt is expressly confirmed by the Party so notified), addressed as follows:

(a)If to Parent or Merger Sub (and, following the Closing, the Surviving Corporation), to:

Science Applications International Corporation
1710 SAIC Drive, M/S T3-5
McLean, Virginia 22102
Attention: Mark D. Schultz
Email: mark.d.schultz@saic.com

with copies to (which shall not constitute notice):

Arnold & Porter LLP
555 Twelfth Street, NW
Washington, DC 20004-1206
Attention: Kevin J. Lavin
Email: Kevin.Lavin@aporter.com

(b)If to the Company, prior to the Closing, to:

Scitor Holdings, Inc.
12010 Sunset Hills Road
Reston, VA 20190
Attention: Robert Kosinski
Email: BKosinski@scitor.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10011
Attention:	Howard A. Sobel, Esq.
Jason Silvera, Esq.
Email:	Howard.Sobel@lw.com
Jason.Silvera@lw.com

and to the Holder Representative:

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: Jonathan A. Seiffer
Email: seiffer@leonardgreen.com

(c)If to the Holder Representative, to:

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, CA 90025
Attention: Jonathan A. Seiffer
Email: seiffer@leonardgreen.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10011
Attention:	Howard A. Sobel, Esq.
Jason Silvera, Esq.
Email:	Howard.Sobel@lw.com
Jason.Silvera@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing in the manner set forth in this Section 13.2.

13.3Assignment

.  No Party shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties; provided, that Parent and Merger Sub may assign this Agreement and their rights hereunder without the prior written consent of the Company to (a) any of the Financing Sources pursuant to the terms of the Debt Documents or after the Effective Time to any other lender to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing, (b) to one or more of their Affiliates, and (c) after the Effective Time to any Person; provided, that no such assignment shall relieve Parent or Merger Sub of any liability or obligation arising hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

13.4Rights of Third Parties

.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Effective Time, the Company Equityholders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II, Article III and Article XII, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 13.15 and (iv) the Financing Sources are intended third-party beneficiaries of, and may enforce, Section 13.1, Section 13.3(a), this Section 13.4, Section 13.6(b), Section 13.10, Section 13.13 and the last two sentences of Section 13.15.

13.5Expenses

.  Except as otherwise provided herein (including Section 3.5(b), Section 3.8, Section 6.4, Section 7.1(e) and Article XII), each Party, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.8), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

13.6Governing Law; Waiver of Jury Trial

.

(a)

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)

Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto: (i) subject to clause (y) in the second sentence of Section 13.15, agrees that it will not bring or support any Action or support any  Person in any Action of any kind or description (whether in law or in equity, whether in contract or in tort or otherwise) against any of the Financing Sources which directly or indirectly arise out of or in any way relate to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing, the Debt Commitment Letter or the performance thereof or the financings or any other transactions contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action of any kind or description (whether in law or in equity, whether in contract or in tort or otherwise) against any of the Financing Sources directly or indirectly arising out of or in any way relating to this Agreement or any of the transactions contemplated by this Agreement, the Financing, the Debt Commitment Letter or the performance thereof or the financings or any other transactions contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any and all right such Party may have to a trial by jury in respect of any Action or litigation of any kind or description (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or in any way relating to this Agreement or any of the transactions contemplated by this Agreement, the Financing, the Debt Commitment Letter or the performance thereof or the financings or any other transactions contemplated thereby.

(c)

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.7Captions; Counterparts

.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

13.8Schedules and Exhibits

.  The Schedules (including the Company Disclosure Schedules and the Parent Disclosure Schedules) and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to any other sections or schedules to the extent it is reasonably apparent on its face that such disclosure is relevant to such other section or schedule contained in this Agreement.  Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9Entire Agreement

.  This Agreement (together with the Schedules and Exhibits to this Agreement), the Escrow Agreement and that certain Confidentiality Agreement, dated as of January 7, 2015, by and between Parent and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into, prior to or contemporaneous with the effectiveness of this Agreement, by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement, the Escrow Agreement, the Confidentiality Agreement and the certificates delivered pursuant hereto.

13.10Amendments

.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that notwithstanding anything to the contrary contained in this Agreement, Section 13.1, Section 13.3(a), Section 13.4, Section 13.6(b), this Section 13.10, Section 13.13 and Section 13.15 may not be amended or modified in whole or in part in a manner that adversely impacts a Financing Source without the written consent of such Financing Source.

13.11Publicity

.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Parent, the Company and the Holder Representative, which approval shall not be unreasonably withheld, conditioned or delayed by any Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, in which event such Party shall use reasonable efforts to consult the other prior to making such disclosure and will consider in good faith any comments provided by the other Party; provided that after the transactions contemplated hereby have been publicly announced, Parent shall be entitled to respond to questions in the ordinary course and to make other public disclosure that, in each case, is consistent with any public statement previously issued or made by it in accordance with this Section 13.11.

13.12Severability

.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall negotiate in good faith to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the Parties.

13.13Jurisdiction

.  Subject to Section 13.6(b), any Action (except for any Action contemplated by Section 13.6(b)) based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.13.

13.14Enforcement

.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the availability of monetary damages shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.  For the avoidance of doubt, without limiting the provisions of Section 6.4, it is hereby acknowledged and agreed that (i) the Company shall be entitled to specific performance to cause Parent and Merger Sub to enforce the obligations of the Financing Sources to fund the Financing under the Debt Documents and (ii) in the event that any of the Financing Sources initiate litigation against Parent or Merger Sub with respect to the Financing, or advise Parent or Merger Sub that they intend not to proceed with the Financing in violation of the terms of the Debt Documents, the Company shall be entitled to specific performance to require Parent and Merger Sub to take enforcement action, including seeking specific performance, to cause such Financing Sources to provide such Financing.  Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.14 shall not be required to provide any bond or other security in connection with any such injunction.

13.15Non-Recourse

.  Without limiting the rights of the Parties under Section 13.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however that nothing herein shall limit the rights and remedies of the Company and its Affiliates under the Confidentiality Agreement.  Except in the case of fraud, (i) no past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party and (ii) no past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.  Notwithstanding any provision of this Agreement to the contrary, (x) the Company, on behalf of itself and its stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons, agents and other representatives (collectively with the Company, the “Company Related Parties”) agrees that none of the Financing Sources shall have any liability or obligation to any Company Related Party relating to this Agreement or any of the transactions contemplated herein or hereby (including the Financing and the transactions contemplated thereby) and (y) each of the Company Related Parties hereby waives any right or claim of any kind or description and agrees that it will not bring or support any Action of any kind or description (whether in law or in equity, whether in contract or in tort or otherwise) against any of the Financing Sources which directly or indirectly arise out of or in any way relate to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing, the Debt Commitment Letter or the performance thereof or the financings or any other transactions contemplated thereby.  This Section 13.15 is intended to benefit and may be enforced by the Financing Sources.

13.16Acknowledgement and Waiver

.

(a)It is acknowledged by each of the Parties that the Holder Representative has retained Latham & Watkins, LLP (“L&W”) and the Company has retained L&W to act as their respective counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes.  Parent, Merger Sub and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the Company or the Holder Representative related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W and the Company, the Company Equityholders, the Holder Representatives and/or their respective Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and its Subsidiaries and L&W related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Holder

Representative, (ii) the Company and its Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 13.16, the Company and its Subsidiaries acknowledge and agree that all such rights shall reside with the Holder Representative.

(b)Parent, Merger Sub and the Company agree that, notwithstanding any current or prior representation of the Company by L&W, L&W shall be allowed to represent any Company Equityholder, the Holder Representative or any of their respective Affiliates in any matters and disputes adverse to Parent, Merger Sub or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Parent, Merger Sub and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Parent, Merger Sub and the Company agree that, in the event that a dispute arises after Closing between Parent, Merger Sub or the Company and any Company Equityholder, the Holder Representative or any of their respective Affiliates, L&W may represent such Company Equityholder, the Holder Representative or Affiliate in such dispute even though the interests of such Company Equityholder, the Holder Representative or Affiliate may be directly adverse to Parent or the Company and even though L&W may have represented the Company in a matter substantially related to such dispute.

(c)Parent and Merger Sub acknowledge that any advice given to or communication with any Company Equityholder, the Holder Representative or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Company Equityholder, the Holder Representative and any Affiliate of each such party. Parent, Merger Sub and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:      /s/ Anthony J. Moraco

Name:   Anthony J. Moraco

Title:   Chief Executive Officer

CAYMUS ACQUISITION CORPORATION

By:       /s/ Nazzic S. Keene

Name:    Nazzic S. Keene

Title:     President

[Signature Page to Agreement and Plan of Merger]

SCITOR HOLDINGS, INC.

By:       /s/ James M. Hoskins

Name:    James M. Hoskins_______________

Title:     CEO__________________________

[Signature Page to Agreement and Plan of Merger]

LEONARD GREEN & PARTNERS, L.P., solely in its capacity as Holder Representative

By:       /s/ Jonathan Seiffer

Name:    Jonathan Seiffer_________________

Title:     Partner_________________________

[Signature Page to Agreement and Plan of Merger]